Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF MAY 6, 2010

by and among

DUPONT FABROS TECHNOLOGY, L.P.,

AS BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS AGENT,

AND

KEYBANC CAPITAL MARKETS,

AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER

AND

ROYAL BANK OF CANADA,

AS SYNDICATION AGENT

i

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v

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EXHIBITS AND SCHEDULES

Exhibit A	FORM OF REVOLVING CREDIT NOTE	A-1

Exhibit B	FORM OF SWING LOAN NOTE	B-1

Exhibit C	FORM OF JOINDER AGREEMENT	C-1

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN	D-1

Exhibit E	FORM OF LETTER OF CREDIT REQUEST	E-1

Exhibit F	[RESERVED]	F-1

Exhibit G	FORM OF COMPLIANCE CERTIFICATE	G-1

Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT	H-1

Exhibit I	FORM OF LETTER OF CREDIT APPLICATION	I-1

Schedule 1.1	LENDERS AND COMMITMENTS	Schedule 1.1 – 1

Schedule 1.2	INITIAL UNENCUMBERED PROPERTIES	Schedule 1.2 – 1

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS	Schedule 6.3 – 1

Schedule 6.5	NO MATERIAL CHANGES	Schedule 6.5 – 1

Schedule 6.7	PENDING LITIGATION	Schedule 6.7 – 1

Schedule 6.15	CERTAIN TRANSACTIONS	Schedule 6.15 –1

Schedule 6.20(c)	ENVIRONMENTAL RELEASES	Schedule 6.20(c)1 – 1

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS	Schedule 6.20(d) – 1

Schedule 6.21(a)	SUBSIDIARIES	Schedule 6.21(a) – 1

Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES OF REIT AND ITS SUBSIDIARIES	Schedule 6.21(b) – 1

Schedule 6.25	MATERIAL LOAN AGREEMENTS	Schedule 6.25 – 1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of the 6th day of May, 2010, by and among DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership (“Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Manager.

R E C I T A L S

WHEREAS, Borrower has requested that the Lenders provide an unsecured revolving credit facility to Borrower; and

WHEREAS, the Agent and the Lenders are willing to provide such unsecured revolving credit facility to Borrower on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1. DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.11(a).

Additional Subsidiary Guarantor. Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.2.

Adjusted Funds from Operations. With respect to any Person for any period, an amount equal to Funds from Operations for such period, excluding, to the extent included in Funds from Operations, straight-line revenue, non-cash stock based compensation, gain or loss on derivative instruments, acquisition of service agreements, below market lease amortization net of above market lease amortization, early write-off of unamortized loan costs and gains from debt extinguishment.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) (or, in the case of REIT, thirty-five percent (35%)) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) (or, in the case of REIT, thirty-five percent (35%)) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as selected by Agent.

Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Arranger. KeyBanc Capital Markets or any successor.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons: Lammot J. du Pont, Hossein Fateh, Mark L. Wetzel and such other Persons as Borrower shall designate in a written notice to Agent.

Balance Sheet Date. December 31, 2009.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate” or (b) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Revolving Credit Loans and Swing Loans bearing interest calculated by reference to the Base Rate.

Borrower. DuPont Fabros Technology, L.P.

Borrowing Base Availability. The Borrowing Base Availability shall be the amount which is the lesser of (a) the maximum principal amount which, when added to the total outstanding balance of Consolidated Total Unsecured Debt (including the Loans and Letter of Credit Liabilities), would not exceed sixty percent (60%) of Unencumbered Asset Value as most recently determined under this Agreement, and (b) the maximum principal amount which, when added to the total outstanding balance of Consolidated Total Adjusted Unsecured Debt (including the Loans and Letter of Credit Liabilities), would not cause the Unencumbered Property Debt Yield to be less than 12.5%.

Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a LIBOR Rate Loan.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capitalization Rate. Nine percent (9.0%).

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capitalized Value. With respect to any Stabilized Property, an amount equal to (a) the Net Operating Income from such Stabilized Property for the preceding calendar quarter multiplied by four (4), divided by (b) the Capitalization Rate.

Cash Equivalents. As of any date:

(a) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(b) time deposits accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(e) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition;

(g) repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $500.0 million, having a term of not more than 30 days, with respect to securities referred to in clause (b) of this definition; and

(h) instruments equivalent to those referred to in clauses (a) to (g) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by a Subsidiary of Borrower organized in such jurisdiction.

CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than Lammot du Pont and Hossein Fateh and their respective controlled Affiliates, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or Borrower equal to at least thirty-five percent (35%);

(b) As of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or Borrower consists of individuals who were not either (i) directors or trustees of REIT or Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above

(excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(c) REIT shall fail to be the sole general partner of Borrower, or shall fail to control the management and policies of Borrower; or

(d) Except for dispositions permitted under §5.2(b), Borrower fails to own directly or indirectly, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Guarantor (other than REIT).

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended.

Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans (other than Swing Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase. An increase in the Total Commitment to not more than $100,000,000.00 pursuant to §2.11.

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Compliance Certificate. See §7.4(c).

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of Borrower and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges. For any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions paid during such period. Such Person’s Equity Percentage in the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.

Consolidated Interest Expense. For any period, without duplication, (a) total Interest Expense of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth. The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Adjusted Unsecured Debt. As of any date of determination, the sum of (a) Consolidated Total Unsecured Debt of the Borrower and the Guarantors less (b) Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries (excluding those described in clause (h) of the definition of Cash Equivalents).

Consolidated Total Indebtedness. All Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Consolidated Total Unsecured Debt. As of any date of determination, all Unsecured Debt of Borrower and its Subsidiaries determined on a consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Unsecured Debt of its Unconsolidated Affiliates.

Contribution Agreement. That certain Contribution Agreement dated of even date herewith among Borrower, the Guarantors and each Additional Subsidiary Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Data Center Property. Highly specialized, secure single or multi-tenant facilities used for housing a large number of computer servers and the key infrastructure, including generators and heating, ventilation and air conditioning, or HVAC systems, necessary to power and cool the servers.

Debt Offering. The issuance and sale by Borrower or any of its Subsidiaries or REIT of any debt securities of such Person.

Default. See §12.1.

Default Rate. See §4.12.

Delinquent Lender. See §14.5(c).

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Development Property. Real Estate owned or acquired by the Borrower or any of its Subsidiaries for which Borrower or its Subsidiary has obtained the necessary permits (including a building permit to permit construction) and on which the Borrower or any of its Subsidiaries is actively pursuing construction only of one or more buildings for use as a Data Center Property and for which construction is proceeding to completion without undue delay from permit delay or denial, construction delays or otherwise, all pursuant to the ordinary course of business of the Borrower or such Subsidiary. Notwithstanding the foregoing, any such property will no longer be considered to be a Development Property at the earlier of (i) the point at which such property’s Capitalized Value exceeds its GAAP book value or (ii) twenty-four (24) months following substantial completion of construction of the improvements related to such development (excluding tenant improvements), and shall thereafter be considered a Stabilized Property for the purposes of the calculation of Gross Asset Value and Unencumbered Asset Value, as applicable. Each individual phase of a given development will be considered a separate and distinct Development Property for purposes of this definition. Notwithstanding the foregoing, the Data Center Property located in Santa Clara, California and known as “SC1” and the Data Center Property located in Piscataway, New Jersey and known as “NJ1” will be considered Development Properties under this definition even though as of the date of this Agreement construction thereof has been temporarily suspended; provided that once development or construction is restarted for either of such properties, such property shall be subject to the provisions in this definition by which a Development Property may cease to be a Development Property.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower, a Guarantor or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower, a Guarantor or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower, a Guarantor or any of their respective Subsidiaries now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted in accordance with §4.1.

EBITDA. With respect to a Person for any period (without duplication): The net income (or loss) before (i) interest, income taxes, depreciation, and amortization expense, as reported by such Person and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) any other non-cash expense to the extent not actually paid as a cash expense. EBITDA also shall exclude extraordinary gains and losses (including but not limited to gains (and loss) on the sale of assets and gains (and losses) from debt extinguishment) and distributions to minority owners. EBITDA attributable to equity interests shall be excluded but EBITDA shall include a Person’s Equity Percentage of net income (or loss) from Unconsolidated Affiliates plus its Equity Percentage of interest, depreciation and amortization expense from Unconsolidated Affiliates.

Eligible Real Estate. Real Estate:

(a) which constitutes Land Assets, a Development Property or a Stabilized Property; and

(b) which is located within the 50 States of the continental United States or the District of Columbia.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws. Any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Substances, Mold, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes and their state and local equivalents, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time: (i) CERCLA (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering. The issuance and sale after the Closing Date by Borrower or any of its Subsidiaries or REIT of any equity securities of such Person.

Equity Percentage. The aggregate ownership percentage of a Person or its Subsidiaries in each Unconsolidated Affiliate.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person which is treated as a single employer with Borrower or its Subsidiaries under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default. See §12.1.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fox Credit Agreement. That certain Credit Agreement dated as of December 2, 2009 among Fox Properties LLC, Borrower, TD Bank, National Association and the lenders a party thereto, as amended by that certain First Amendment to Credit Agreement and Other Loan Documents dated December 10, 2009, and that certain Second Amendment to Credit Agreement and Other Loan Documents dated March 26, 2010, as the same may be further supplemented, modified or amended.

Fox Property. That certain Data Center Property owned by Fox Properties LLC and located at 44521 Hastings Drive, Ashburn, Virginia.

Funds from Operations. With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains and losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis. Funds from Operations shall be reported in accordance with NAREIT policies.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Grizzly Credit Agreement. That certain Credit Agreement dated as of October 24, 2008 among Grizzly Ventures LLC, Borrower, KeyBank and the lenders a party thereto, as amended by that certain First Amendment to Credit Agreement and Other Loan Documents dated February 10, 2009, that certain Second Amendment to Credit Agreement and Other Loan Documents dated December 3, 2009, and that certain Third Amendment to Credit Agreement dated March 24, 2010, as the same may be further supplemented, modified or amended.

Grizzly Property. That certain Data Center Property owned by Grizzly Ventures LLC and located at 44480 Hastings Drive, Ashburn, Virginia.

Gross Asset Value. On a consolidated basis for Borrower and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i) the Capitalized Value of any Real Estate owned by Borrower or any of its Subsidiaries which is a Stabilized Property; plus

(ii) the book value determined in accordance with GAAP of all Development Properties owned by Borrower or any of its Subsidiaries; plus

(iii) the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries as of the date of determination determined in accordance with GAAP; plus

(iv) the book value determined in accordance with GAAP of Land Assets of Borrower and its Subsidiaries; plus

(v) the lesser of (A) the book value determined in accordance with GAAP, or (B) the outstanding principal balance, of all Mortgage Notes held by Borrower and its Subsidiaries.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. All income, expense and value associated with assets included in Gross Asset Value acquired during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations and such acquired assets shall be included at their costs basis value. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property. Gross Asset Value will be adjusted to include an amount equal to Borrower’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Collectively, REIT, the Subsidiary Guarantors and each Additional Subsidiary Guarantor, and individually any one of them.

Guaranty. The Guaranty dated of even date herewith made by REIT, the Subsidiary Guarantors and each Additional Subsidiary Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, such Guaranty to be in form and substance reasonably satisfactory to the Agent.

Hazardous Substances. Each and every element, compound, chemical mixture, contaminant, pollutant, toxic substances, oil, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:

(i) “hazardous substances” as defined in CERCLA, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder;

(ii) “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

(iii) “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and

(iv) “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of Non-Recourse Exclusions, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim that is reasonably expected to be incurred, as such amount may be approved by the Agent), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.

Insolvent/Seized Lender. Any Lender which (or whose parent holding company) is subject to (a) any bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or (b) any “cease and desist” or “consent” order from, receivership of, or other operational control of any applicable state or federal regulatory authority.

Interest Expense. For any period with respect to Borrower and its Subsidiaries, without duplication, (a) interest (whether accrued or paid) actually payable (without duplication), excluding non-cash interest expense but including capitalized interest not funded under an interest reserve pursuant to a specific debt obligation, together with the interest portion of payments on Capitalized Leases, plus (b) Borrower’s and its respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period.

Interest Payment Date. As to each Base Rate Loan, the first (1st) day of each calendar month during the term of such Base Rate Loan. As to each LIBOR Rate Loan, the last day of each Interest Period relating thereto.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two or three months thereafter (provided, however, until the completion of the syndication of the Loan as determined by Agent, the interest period for any LIBOR Rate Loan shall be one month), and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii) if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

International Investments. Investments in fee or leasehold interests in Data Center Properties located in Western Europe or Asia. Such Data Center Properties must be located in sizeable cities in countries with well developed real estate debt and equity capital markets, as reasonably determined by Agent.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (iii) prepaid expenses, (iv) advances in the ordinary course of business to employees for travel expenses and similar expenditures, (v) obligations under Derivatives Contracts to the extent permitted under §8.12, or (vi) investments consisting of cash collateral to secure (x) letters of credit, (y) Derivative Contracts permitted under §8.12 or (z) payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.2 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

KeyBank. As defined in the preamble hereto.

Land Assets. Land to be developed as a Data Center Property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure for the development of a Data Center Property has not yet commenced.

Leased Rate. With respect to Real Estate at any time, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Real Estate actually leased by tenants that are not affiliated with the Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default has occurred and has continued unremedied for 30 or more days to (b) the aggregate Net Rentable Area of such Real Estate.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18). The Issuing Lender and Swing Loan Lender shall each be a Lender, as applicable.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request. See §2.10(a).

LIBOR. For any LIBOR Rate Loan for any Interest Period, the greater of (a) the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations or (b) one percent (1.0%). If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus three percent (3.0%) for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Lien. See §8.2.

Loan Documents. This Agreement, the Notes, the Guaranty, the Joinder Agreements, the Letter of Credit Request and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loans.

Loan Request. See §2.7.

Loan and Loans. An individual loan or the aggregate loans (including Revolving Credit Loans and Swing Loans), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of REIT, Borrower and its Subsidiaries considered as a whole; (b) the ability of Borrower, REIT or any Subsidiary Guarantor which directly or indirectly owns an asset included in the calculation of the Unencumbered Asset Value to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Material Subsidiary. Any Subsidiary of the Borrower which is (a) a direct or indirect owner of an asset included in determining the Unencumbered Asset Value or (b) a guarantor of or otherwise liable with respect to any other Unsecured Debt of the REIT, the Borrower or any of their respective Subsidiaries (other than any of such Subsidiaries that are not organized under the laws of any political subdivision of the United States and which are not borrowers, guarantors or otherwise liable with respect to any Unsecured Debt of REIT, Borrower or any of their respective Subsidiaries which are organized under the laws of any political subdivision of the United States). Notwithstanding the foregoing, Xeres Ventures LLC and Yak Ventures LLC shall not be deemed to be Material Subsidiaries so long as such Subsidiaries do not guarantee any Unsecured Debt.

Maturity Date. May 6, 2013, as such date may be extended as provided in §2.12, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Moody’s. Moody’s Investor Service, Inc.

Mortgage Note. A loan to a Person other than the Borrower, any Guarantor or any of their respective Subsidiaries or Unconsolidated Affiliates originated or purchased by Borrower or any Subsidiary of Borrower, secured by a first priority mortgage lien on a completed and operational Data Center Property located in the United States.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by Borrower or any of its Subsidiaries or REIT as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by Borrower or such Subsidiary or REIT in connection therewith.

Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements, actual cost recoveries and other income for such Real Estate determined in accordance with GAAP for such period received in the ordinary course of business from tenants in occupancy (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period determined in accordance with GAAP, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of Borrower and its Subsidiaries and any property management fees), minus (c) the greater of (i) actual property management fees of such Real Estate or (ii) an amount equal to three percent (3.0%) of the gross revenues from such Real Estate, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants in default of obligations under their lease or with respect to leases as to which the tenant or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding.

Net Rentable Area. With respect to any Real Estate, the megawatts of critical load power available for use by tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; (iv) violations of special purpose covenants; or (v) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness. Indebtedness of Borrower, its Subsidiaries or an Unconsolidated Affiliate which is secured by one or more parcels of Real Estate (other than an Unencumbered Property) or interests therein or equipment and which is not a general obligation of Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein or equipment, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Borrower or its Subsidiaries or an

Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of reasonably anticipated liability with respect to any Non-Recourse Exclusions which are the subject of a claim, as such amount may be approved by Agent, shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Borrower that is not a Subsidiary Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Borrower or any Guarantor and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

Notes. Collectively, the Revolving Credit Notes and the Swing Loan Note.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations. Liabilities and obligations of Borrower, any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Borrower or any of its Subsidiaries or REIT. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; or (b) paid or payable to Borrower or any of its Subsidiaries.

Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by Borrower or any of its Subsidiaries, including, without limitation, the Unencumbered Properties.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to Borrower or any of its Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Register. See §18.2.

REIT. DuPont Fabros Technology, Inc., a Maryland corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Release. See §6.20(c)(iii).

Rent Roll. A report prepared by the Borrower showing for each Unencumbered Property owned or leased by Borrower or a Guarantor, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the

Total Commitment; provided that in determining said percentage at any given time, all then existing Delinquent Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Delinquent Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $85,000,000.00 (subject to increase as provided in §2.11) to be made by the Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Notes. See §2.1(b).

SEC. The federal Securities and Exchange Commission.

Secured Debt. With respect to Borrower or any of its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis (including such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates) outstanding at such date and that is secured in any manner by any Lien.

Senior Notes. The Borrower’s 8.5% Senior Notes Due 2017 in the aggregate principal amount of up to $550,000,000 and any additional notes issued pursuant to the Senior Notes Indenture.

Senior Notes Indenture. That certain Indenture dated as of December 16, 2009 among Borrower, as Issuer, the guarantors a party thereto, and U.S. Bank National Association, as Trustee, relating to the issuance by Borrower of its 8.5% Senior Notes Due 2017, as the same may be amended, supplemented or modified from time to time.

S&P. Standard & Poor’s Ratings Group.

Stabilized Property. A completed Data Center Property which contains improvements that are in operating condition and available for occupancy with respect to which valid certificates of occupancy have been issued and are in full force and effect, and that has achieved a Leased Rate of at least eighty-five percent (85%) for a period of not less than thirty (30) consecutive days, provided that a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenants improvements) for at least twenty-four (24) months or as to which its Capitalized Value exceeds its GAAP book value shall constitute a Stabilized Property. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State. A state of the United States of America and the District of Columbia.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors. Grizzly Ventures LLC, Grizzly Equity LLC, Tarantula Ventures LLC, Tarantula Interests LLC, Xeres Interests LLC, Xeres Management LLC, Whale Ventures LLC, Whale Interests LLC, Whale Holdings LLC, Rhino Equity LLC, Quill Equity LLC, Lemur Properties LLC, Porpoise Ventures LLC, Fox Properties LLC, Yak Interests LLC and Yak Management LLC, each a Delaware limited liability company, and any Additional Subsidiary Guarantor.

Swing Loan. See §2.5(a).

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Commitment. The sum of $25,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Note. See §2.5(b).

Taxable REIT Subsidiary. Any Subsidiary of the Borrower that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or a Subsidiary of such Taxable REIT Subsidiary.

Titled Agents. The Arranger, and any co-syndication agents or documentation agent.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is Eighty-Five Million and No/100 Dollars ($85,000,000.00). The Total Commitment may increase in accordance with §2.11.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unencumbered Asset Value. On a consolidated basis for Borrower and the Subsidiary Guarantors, Unencumbered Asset Value shall mean the sum of (without duplication with respect to any Unencumbered Property):

(i) the Capitalized Value of any Unencumbered Property owned by Borrower or any Subsidiary Guarantor which is a Stabilized Property; plus

(ii) the book value determined in accordance with GAAP of all Development Properties that are Unencumbered Properties owned by Borrower or any Subsidiary Guarantor; plus

(iii) the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower and the Subsidiary Guarantors (but excluding those described in clause (h) of the definitions of Cash Equivalents) as of the date of determination determined in accordance with GAAP; plus

(iv) the book value determined in accordance with GAAP of Land Assets that are Unencumbered Properties of Borrower and the Subsidiary Guarantors.

Unencumbered Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Unencumbered Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Unencumbered Asset Value may be adjusted as provided in §8.6. All income, expense and value associated with assets included in Unencumbered Asset Value acquired during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations and such acquired assets shall be included at their costs basis value. Additionally, without limiting or affecting any other provision hereof, Unencumbered Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property. International Properties, Mortgage Notes and Investments in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates shall not be included in the calculation of Unencumbered Asset Value.

Unencumbered Property. Unencumbered Property shall mean Eligible Real Estate which satisfies all conditions set forth in §7.22. The initial properties designated by Borrower as the Unencumbered Properties are described on Schedule 1.2 hereto.

Unencumbered Property Debt Yield. The quotient of (a) Net Operating Income from all Unencumbered Properties included in the calculation of Unencumbered Asset Value for the most recent calendar quarter, annualized, divided by (b) Consolidated Total Adjusted Unsecured Debt, expressed as a percentage.

Unhedged Variable Rate Debt. Any Indebtedness with respect to which the interest rate is not fixed (or hedged to a fixed rate) for the entire term of such Indebtedness to maturity.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves, cash trap, or Liens or claims of any kind in favor of any Person.

Unsecured Debt. Indebtedness of a Person outstanding at any time which is not Secured Debt.

Wholly Owned Subsidiary. As to Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by Borrower.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2. THE CREDIT FACILITY.

§2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the Borrowing Base Availability (giving effect to the amount of all Outstanding Revolving Credit Loans and Swing Loans, and the aggregate amount of Letter of Credit Liabilities); provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the aggregate outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), outstanding principal amount of Swing Loans and aggregate Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenant set forth in §9.1. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Revolving Credit Loans to Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.

(b) The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3)

and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.2 [Intentionally Omitted.]

§2.3 Facility Unused Fee. The Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans and Swing Loans and the face amount of Letters of Credit Outstanding during such quarter to (b) the Total Commitment, and if such ratio is less than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.35%, and if such ratio is equal to or greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.25%. The facility unused fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Maturity Date.

§2.4 Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than $40,000,000.00) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Lenders of the substance thereof. Any reduction of the Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Swing Loans and Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

§2.5 Swing Loan Commitment.

(a) Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) no Lender shall be a Delinquent Lender or an Insolvent/Seized Lender (provided Swing Loan Lender may, in its sole discretion, be entitled to waive this condition); (iii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment; and (iv) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the Total Commitment or (B) the Borrowing Base Availability (giving effect to the amount of all Outstanding Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities). Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and Borrower hereby agree (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.

(b) The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B hereto (the “Swing Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c) Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7(i) and (ii). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus three percent (3%). The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

(d) The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) of the second (2nd) Business Day after the Drawdown Date with respect to such Swing Loan, Agent shall notify the Lenders that such Revolving Credit Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Base Rate Loan. Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e) If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan. Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f) Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g) Each Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower, REIT or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower, Guarantors or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non-purchasing Lender as contemplated by §2.8 and §12.5, and shall have such rights and remedies against such Lender as are set forth in §§2.8, 12.5 and 14.5. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.

§2.6 Interest on Loans.

(a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the greater of (i) the sum of the Base Rate plus three percent (3%) and (ii) the sum of LIBOR determined for a thirty (30) day Interest Period plus four and one-half percent (4.5%).

(b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus four and one-half percent (4.5%).

(c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7 Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by the chief financial officer or chief accounting officer of Borrower (or of the REIT) that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; provided, however, that there shall be no more than five (5) LIBOR Rate Loans outstanding at any one time.

§2.8 Funds for Loans.

(a) Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loan shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Credit Loan, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority position as against the Lender or Lenders so failing or refusing to make available to the Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this

Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9 Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement; (b) repay existing loans, fund future development projects and property and equipment acquisitions of Borrower and its Subsidiaries (which may include Investments by Borrower permitted under §8.3(l)); (c) to make Distributions permitted by this Agreement; and (d) for general working capital purposes. In no event shall the Borrower and the Guarantors use the proceeds of the Loans and the Letters of Credit to purchase or carry, or extend credit to others for the purpose of purchasing or carrying, any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§2.10	Letters of Credit.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed Twenty-Five Million Dollars ($25,000,000.00), (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding and (C) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Commitment, (iv) in no event shall the aggregate outstanding principal amount of the Revolving Credit Loans, outstanding principal amount of Swing Loans and aggregate Letters of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of (A) the Total Commitment or (B) the Borrowing Base Availability (giving effect to the amount of all Outstanding Revolving Credit Loans, Outstanding Swing Loans and aggregate Letter of Credit Liabilities), or cause a violation of the covenant set forth in §9.1, (v) the conditions set forth in §§10 and 11 shall have been satisfied, (vi) no Lender is a Delinquent Lender or an Insolvent/Seized Lender (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of

Credit on behalf of Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond the Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan.

(b) Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial or chief accounting officer of Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit I attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c) The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e) Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate per annum equal to one-eighth of one percent (0.125%), and (ii) for the accounts of the Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to four and one-half percent (4.5%) on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by Issuing Lender.

(f) In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Base Rate Loan under this Agreement) and the Agent shall promptly notify each Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). Borrower further hereby irrevocably authorizes and directs Agent to notify the Lenders of Borrower’ intent to convert such Base Rate Loan to a LIBOR Rate Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Lenders of their advance under this §2.10(f), provided that the making of such LIBOR Rate Loan shall not be a contravention of any provision of this Agreement. If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority position for such amounts as provided in §12.5. The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g) If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h) Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j) Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time before May 6, 2011 to request an increase in the Total Commitment to not more than $100,000,000.00 by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $5,000,000.00. Upon receipt of any Increase Notice, the Agent shall consult with Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or Arranger pursuant to the Agreement Regarding Fees).

If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter within ten (10) Business Days of receipt of the Additional Commitment Request Notice, specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion. If, as of the tenth (10th) Business Day after receipt by Lenders of the Additional Commitment Request Notice, the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arranger or Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, Arranger and Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.

(b) On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.

(c) Upon the effective date of each increase in the Total Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note shall equal its Commitment. The Agent shall deliver such replacement Revolving Credit Notes to the respective Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes. Upon Agent’s request within five (5) days of issuance of any new Revolving Credit Notes pursuant to this §2.11(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes shall be canceled and returned to the Borrower.

(d) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i) Payment of Activation Fee. The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an additional Commitment may require to increase or provide the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Lenders acquiring or providing the increased Commitment certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii) Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(iv) Additional Documents and Expenses. The Borrower shall execute and deliver (or cause to be executed and delivered) to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require in its reasonable discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase; and

(v) Other. The Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12 Extension of Maturity Date. The Borrower shall have the one-time right and option to extend the Maturity Date to May 6, 2014, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:

(a) Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.

(b) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to fifty (50) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c) No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

§3. REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments.

(a) If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, outstanding principal balance of the Swing Loans and the aggregate Letter of Credit Liabilities exceeds (a) the Total Commitment or (b) the Borrowing Base Availability (giving effect to the amount of all Outstanding Revolving Credit Loans, Outstanding Swing Loans and aggregate Letter of Credit Liabilities), then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Lenders, as applicable, for application to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

(b) In the event of the occurrence of a Change of Control, then on the date that is thirty (30) days after the occurrence of such Change of Control all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities Outstanding on such date, together with all accrued and unpaid interest thereon and any other fees or other amounts accrued and unpaid under the Loan Documents, shall be due and payable in full, and the Commitments of the Lenders shall terminate.

§3.3 Optional Prepayments.

(a) The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b) The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, and then to the principal of Revolving Credit Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5 Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2(a) and §3.3 prior to the Maturity Date may be reborrowed as provided in §2.

§4. CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than five (5) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than

$1,000,000.00 or an integral multiple of $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2 Fees. The Borrower agrees to pay to KeyBank and Agent for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated May 6, 2010 among Borrower, KeyBank and Arranger (the “Agreement Regarding Fees”). Any annual agency or administration fee payable under the Agreement Regarding Fees shall be paid annually in advance. All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3 [Intentionally Omitted.]

§4.4 Funds for Payments.

(a) All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than income or franchise taxes imposed on any Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation (other than income or franchise taxes imposed on any Lender) is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.

(c) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender initially a party hereto, and on the date of the Assignment and Acceptance Agreement or the agreements delivered pursuant to §2.11 pursuant to which it becomes a Lender, as applicable, and from time to time thereafter (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and Agent with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicate that such Lender is exempt from United States withholding tax on payments pursuant to this Agreement or the Notes. For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form described in this subparagraph (c) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided such that such Lender becomes subject to withholding or if such form otherwise is not required under this subparagraph (c) above), such Lender shall not be entitled to indemnification under §4.4(b) with respect to taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to such taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes. Nothing herein shall release the Borrower of its obligations under §4.4(b) in the event that a Lender becomes subject to United States withholding tax after such Lender first becomes a party to this Agreement. In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.4(b), such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.

(d) The obligations of the Borrower to the Lenders under this Agreement (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower, the Guarantors or any of their Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower, the Guarantors or any of their Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender or the Swing Loan Lender, as applicable as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365 day year in the case of Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the

Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.7 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.10 Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11 Breakage Costs. Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12 Default Interest. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to five percent (5.0%) above the Base Rate (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to two percent (2.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error.

§4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent, in consultation with the Borrower, shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5. UNSECURED OBLIGATIONS; GUARANTY.

§5.1 Collateral. The Lenders have agreed to make the Loans to the Borrower and issue Letters of Credit to the account of Borrower on an unsecured basis. Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the term of the Guaranty.

§5.2 Additional Subsidiary Guarantors.

(a) In the event that Borrower shall request that certain Real Estate of a Subsidiary of Borrower be included as an Unencumbered Property for purposes of calculation of the Unencumbered Asset Value, Borrower shall as a condition thereto, in addition to the requirements of §7.22, cause each such Subsidiary (and any other Subsidiary of Borrower having an interest in such Subsidiary of Borrower) to execute and deliver to Agent a Joinder Agreement, and such Subsidiary (and any such other Subsidiary) shall become a Subsidiary Guarantor hereunder. In addition, in the event any Subsidiary or the Borrower shall constitute a Material Subsidiary within the meaning of clause (b) of the definition thereof, the Borrower shall cause such Subsidiary, as a condition to such Subsidiary’s becoming a guarantor or other obligor with respect to such other Unsecured Debt described therein, cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents and applicable law, to be a Guarantor hereunder. Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary or other entity. In connection with the delivery of such Joinder Agreement, Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

(b) The Borrower may request in writing that the Agent release, and the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Agent shall have received such written request at least five (5) Business Days prior to the requested date of release together with an updated Compliance Certificate which gives effect to such proposed release; and (iii) Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that (A) the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Subsidiary Guarantor or that all of the assets of such Subsidiary Guarantor have been or simultaneously with such release will be disposed of in compliance with the terms of this Agreement to a Person other than REIT or any of its Subsidiaries or Affiliates, and the net cash proceeds from such disposition are being distributed to the Borrower in connection with such disposition; or (B) if such Subsidiary Guarantor previously directly or indirectly owned an asset included in the calculation of Unencumbered Asset Value, all such assets have been removed from the calculation of the Unencumbered Asset Value in accordance with the terms of the Agreement (and such Subsidiary Guarantor is not otherwise required by the terms of this Agreement to be a Guarantor); or (C) such Subsidiary Guarantor does not directly or indirectly own an asset included in the calculation of the Unencumbered Asset Value and will not, upon giving effect to such requested release, be a guarantor of or otherwise liable with respect to any other Unsecured Debt of the REIT, Borrower or any of their respective Subsidiaries of the type described in clause (b) of the definition of Material Subsidiary which would require it to be a Guarantor. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing release provisions shall not apply to the REIT, which may only be released upon the written approval of Agent and all of the Lenders.

§6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. Borrower is a Maryland limited partnership duly organized pursuant to its certificate of limited partnership filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. REIT is a Maryland corporation duly organized pursuant to its articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of the State of Maryland. Each of Borrower and REIT (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where an Unencumbered Property included in the calculation of Unencumbered Asset Value owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b) Subsidiaries. Each of the Subsidiary Guarantors and each of the Subsidiaries of the Borrower and REIT (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where an Unencumbered Property included in the calculation of Unencumbered Asset Value owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or the Guarantors is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent.

(d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which the Borrower or the Guarantors is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower or the Guarantors is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and other than any disclosure filings with the SEC as may be required with respect to this Agreement.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, Borrower and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of Borrower as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed since that date in accordance with the applicable requirements hereof) subject to no Liens other than Permitted Liens.

§6.4 Financial Statements. Borrower has furnished to Agent: (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended certified by the chief financial or accounting officer of REIT, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Unencumbered Properties included in the calculation of Unencumbered Asset Value for the period ending March 31, 2010 reasonably satisfactory in form to the Agent and certified by the chief financial or accounting officer of REIT as fairly presenting the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to the Borrower, Guarantors and the assets included in the calculation of Unencumbered Asset Value. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto (other than liabilities permitted under this Agreement incurred after the date of said financial statements).

§6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition or business of the Borrower or REIT and their respective Subsidiaries taken as a whole, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business activities of any of the Unencumbered Properties included in the calculation of Unencumbered Asset Value from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, operation or financial condition of such Unencumbered Property.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrower, Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect.

§6.7 Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the Closing Date, there are no judgments, final orders or awards outstanding against or affecting Borrower, any Guarantor or any of their respective Subsidiaries or any Unencumbered Property individually or in the aggregate in excess of $1,000,000.00.

§6.8 No Material Adverse Contracts, Etc. None of the Borrower, the Guarantors or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, the Guarantors or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrower, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction except those that are being contested pursuant to §7.8, and the officers or partners of such Person know of no basis for any such claim. The taxpayer identification number for Borrower is 52-2252846. REIT is a real estate investment trust in full compliance with and entitled to the benefits of §856 of the Code, and has elected to be treated as a real estate investment trust pursuant to the Code.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens (including any UCC pre-filings in respect of Permitted Liens prior to the incurrence of such Permitted Lien, provided that if the Indebtedness to which such pre-filing relates is not promptly closed following such pre-filing, such pre-filed UCC financing statement shall be promptly released), there is no effective financing statement (but excluding any financing statements that may be filed against Borrower, the Guarantors or their respective Subsidiaries without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of Borrower, the Guarantors or their respective Subsidiaries or rights thereunder.

§6.14 [Intentionally Omitted.]

§6.15 Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of Borrower, the Guarantors or any of their respective Subsidiaries is, a party to any transaction with Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, any Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction or is permitted pursuant to §8.13.

§6.16 Employee Benefit Plans. Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed

Pension Plan. Neither Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the Real Estate constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17 Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects as of the date made or when deemed to have been made or repeated. All information contained in this Agreement, the other Loan Documents or otherwise furnished in writing (which for the purposes hereof shall include all materials delivered electronically or by email) (other than materials marked drafts and forward-looking information of a general economic nature and general information about the Borrower’s industry) to or made available to the Agent or the Lenders by or on behalf of Borrower or any Guarantor is and will be true and correct in all material respects as of the date furnished when taken as a whole with all other information furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading at such time in light of the circumstances under which such information was provided. The written information, reports and other papers and data with respect to the Borrower, the Guarantors, any Subsidiary or the Unencumbered Properties (other than materials marked drafts and forward-looking information of a general economic nature and general information about the Borrower’s industry) furnished to the Agent or the Lenders by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, when taken as a whole with all other information furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or Guarantors’ counsel (although the Borrower has no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18 Place of Business. As of the date hereof, the principal place of business of the Borrower and Guarantors is 1212 New York Avenue, N.W., Suite 1200, Washington, DC 20005.

§6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance. The Borrower has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and makes the following representations and warranties except as set forth on Schedule 6.20(d):

(a) None of the Borrower, the Guarantors, their respective Subsidiaries nor to the best knowledge and belief of Borrower any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Unencumbered Properties included in the calculation of Unencumbered Asset Value) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves an Unencumbered Property included in the calculation of Unencumbered Asset Value and has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to the Borrower or any Guarantor individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely effect the operation of or ability to use such property.

(b) None of the Borrower, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (A) involves Real Estate other than the Unencumbered Properties included in the calculation of Unencumbered Asset Value and has had or could reasonably be expected to have a Material Adverse Effect or (B) involves an Unencumbered Property included in the calculation of Unencumbered Asset Value and has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to the Borrower or any Guarantor individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely effect the operation of or ability to use such property.

(c)(i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or, to the best knowledge and belief of the Borrower, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Borrower’s or Guarantors’ business and in compliance with applicable Environmental Laws; (iii) except as set forth on Schedule 6.20(c), there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of data centers of the type and size of those owned by Borrower or Guarantors in the ordinary course of their business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Unencumbered Properties included in the calculation of Unencumbered Asset Value, which Release would have a material adverse effect on the value of such Unencumbered Properties or adjacent properties, or from any other Real Estate, which Release has had or could reasonably be expected to have a Material Adverse Effect; (iv) to the Borrower’s actual knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.20(c) as to (A) any Real Estate (other than the Unencumbered Properties included in the calculation of Unencumbered Asset Value where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect) and (B) any Unencumbered Property included in the calculation of Unencumbered Asset Value where the foregoing has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to the Borrower or any Guarantor individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely effect the operation of or ability to use such property).

(d) Except as set forth on Schedule 6.20(d), none of the Borrower, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date.

(e) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or, to Borrower’s actual knowledge, affecting the Real Estate except where such existence (1) as to any Real Estate other than an Unencumbered Property included in the calculation of Unencumbered Asset Value has not had or could not be reasonably be expected to have a Material Adverse Effect or (2) with respect to any Unencumbered Property included in the calculation of Unencumbered Asset Value has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to the Borrower or any Guarantor individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely effect the operation of or ability to use such property.

(f) Neither the Borrower nor any Guarantor has received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which (A) as to any Real Estate other than an Unencumbered Property included in the calculation of Unencumbered Asset Value has had or could reasonably be expected to have a Material Adverse Effect, nor is there any actual knowledge of any basis for such a claim and (B) as to any Unencumbered Property included in the calculation of Unencumbered Asset Value, has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to the Borrower or any Guarantor individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely effect the operation of or ability to use such property, nor is there any actual knowledge of any basis for such a claim.

§6.21 Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the date hereof, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein. Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons (other than REIT) set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules or as set forth in an update provided in writing to Agent by Borrower. Each Subsidiary Guarantor is a Wholly Owned Subsidiary of Borrower.

§6.22 [Intentionally Omitted.]

§6.23 Property. All Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear and casualty events, except for such portion of such Real Estate which is not occupied by any tenant and where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Unencumbered Properties included in the calculation of Unencumbered Asset Value, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Properties included in the calculation of Unencumbered Asset Value which are payable by Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). There are no pending, or to the knowledge of Borrower threatened or contemplated, eminent domain proceedings against any of the Unencumbered Properties included in the calculation of Unencumbered Asset Value. None of the Unencumbered Properties included in the calculation of Unencumbered Asset Value is, except as disclosed to the Agent in writing in accordance with §7.22(b), now damaged as a result of any fire, explosion, accident, flood or other casualty, and none of the other properties of Borrower, Guarantors or their respective subsidiaries is now damaged as a result of any fire, explosion, accident, floor or other casualty in any manner which individually or in the aggregate would have any Material Adverse Effect. No person or entity has any right or option to acquire any Unencumbered Property included in the calculation of Unencumbered Asset Value or any building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their leases with Subsidiary Guarantors.

§6.24 Brokers. None of the Borrower, the Guarantors nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25 Other Debt. No event described in §12.1(g) has occurred and is continuing. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower, the Guarantors or their respective properties and entered into by the Borrower or the Guarantors as of the date of this Agreement with respect to any Indebtedness of the Borrower or Guarantors in an amount greater than $1,000,000.00, and, to the extent requested by the Agent, the Borrower has provided the Agent with true, correct and complete copies thereof.

§6.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither Borrower nor any Guarantor is insolvent on a balance sheet basis, such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each of Borrower and each Guarantor is able to pay its debts as they become due, and each of Borrower and each Guarantor has sufficient capital to carry on its business.

§6.27 No Bankruptcy Filing. Neither Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither Borrower nor any Guarantor has any knowledge of any Person contemplating the filing of any such petition against it.

§6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29 Transaction in Best Interests of Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Borrower, the Guarantors and their respective Subsidiaries. The direct and indirect benefits to inure to the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor to be a guarantor of the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and its Subsidiaries to have available financing to conduct and expand their business. Borrower further acknowledges and agrees that Borrower and the Subsidiary Guarantors constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30 Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.31 OFAC. None of the Borrower or any Guarantor is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.32 Partners and the REIT. The REIT is the sole general partner of the Borrower and as of Closing Date owns a 65.1% partnership interest and as of the Closing Date such partnership interest is the REIT’s sole interest in the Borrower.

§6.33 Unencumbered Properties. As of the Closing Date, Schedule 1.2 is a correct and complete list of all Unencumbered Properties included in the calculation of the Unencumbered Asset Value. Each of the Unencumbered Properties included by the Borrower in calculation of the Unencumbered Asset Value and the compliance of the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.

§7. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. The Borrower and Guarantors will maintain their respective chief executive office at 1212 New York Avenue, N.W., Suite 900, Washington, DC 20005, or at such other place in the United States of America as the Borrower shall designate upon fifteen (15) days’ prior written notice to the Agent, where notices, presentations and demands to or upon the Borrower or Guarantors in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrower and Guarantors will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) except as required by GAAP, make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that Borrower’s fiscal year is a calendar year. In the event that the Borrower, any Guarantor or any of their respective Subsidiaries makes any change in the accounting policies/principles used by such Person, Borrower shall give prompt written notice thereof to Agent, which notice shall reasonably describe such change and any potential impact on the calculation of any financial covenant in this Agreement.

§7.4 Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent:

(a) within five (5) days of the filing of REIT’s Form 10-K with the SEC, if applicable, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited Consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Agent, and any other information the Lenders may reasonably request to complete a financial analysis of REIT and its Subsidiaries;

(b) within five (5) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of REIT in the form of Exhibit G hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §8.1(f), §8.3(j)-(n) and (p), §8.7(a) and (b), §8.8, §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. The Compliance Certificate shall also include a calculation of the amount of the Borrowing Base Availability as of the end of the immediately preceding calendar quarter. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by a list of each of the Unencumbered Properties (specifying which constitutes Land, Development Properties or Stabilized Properties), any sales, acquisitions, dispositions or removals of Unencumbered Properties during such accounting period, the acquisition costs of any Unencumbered Properties acquired during such period, any Land or Development Properties included within the Unencumbered Properties and the book value thereof, together with copies of the statements of Adjusted Funds from Operations and Net Operating Income for such calendar quarter for each of the Unencumbered Properties included in the calculation of Unencumbered Asset Value, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer of REIT that the information contained in such statement fairly presents the calculation of Unencumbered Asset Value, Adjusted Funds from Operations and Net Operating Income of the Unencumbered Properties included in the calculation of Unencumbered Asset Value for such periods;

(d) simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities as of the date of such financial statements involving amounts of $1,000,000.00 or more of the Borrower, the Guarantors and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e) promptly upon the request of Agent or the Required Lenders, (i) a Rent Roll for each of the Unencumbered Properties included in the calculation of Unencumbered Asset Value and a summary thereof in form satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of such Unencumbered Property during each calendar quarter (including the fourth calendar quarter in each year), and (ii) an operating statement for each of such Unencumbered Properties for each such calendar quarter and year to date and a consolidated operating statement for such Unencumbered Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent);

(f) promptly upon the request of Agent or the Required Lenders, a statement (i) listing the Real Estate owned by the Borrower, the Guarantors and their Subsidiaries (or in which the Borrower, the Guarantors or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of the Borrower, the Guarantors and their Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof (or if there is a trustee acting on behalf of the holders, the trustee), the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Borrower, the Guarantors and their Subsidiaries which are Development Properties and providing a brief summary of the status of such development;

(g) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of Borrower or REIT, which are not publicly filed with the SEC;

(h) promptly upon the request of Agent, copies of all annual federal income tax returns and amendments thereto of the Borrower and the REIT;

(i) promptly upon the request of Agent, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which Borrower or REIT shall file with the SEC;

(j) promptly upon the request of Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Unencumbered Properties included in the calculation of Unencumbered Asset Value;

(k) not later than January 31 of each year, a budget and business plan for the Borrower, the Guarantors and their Subsidiaries for the such calendar year; and

(l) from time to time such other financial data and information in the possession of the Borrower, the Guarantors or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower or any Guarantor and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower or any Guarantor) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, Borrower shall deliver paper copies thereof to Agent. Borrower authorizes Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases Agent and the Lenders from any liability in connection therewith.

§7.5 Notices.

(a) Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which Borrower, the Guarantors or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof or cause the redemption, prepayment or purchase thereof, which acceleration, redemption, prepayment or purchase would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Unencumbered Property included in the calculation of Unencumbered Asset Value, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting Borrower, any Guarantor or any of their respective Subsidiaries or to which Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against Borrower, any Guarantor or any of their respective Subsidiaries that could reasonably be expected to either cause a Default or have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $10,000,000.00.

(d) Notice of Proposed Sales, Encumbrances, Refinance or Transfer of Non-Unencumbered Property. The Borrower will give notice to the Agent of any completed sale, encumbrance, refinance or transfer of any Real Estate (other than the Unencumbered Properties included in the calculation of Unencumbered Asset Value) of the Borrower or their respective Subsidiaries within any calendar quarter, such notice to be submitted together with the Compliance Certificate provided or required to be provided to the Agent and the Lenders under §7.4 with respect to such calendar quarter. The Compliance Certificate shall with respect to any completed sale, encumbrance, refinance or transfer be adjusted in the best good faith estimate of Borrower to give effect to such sale, encumbrance, refinance or transfer and demonstrate that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such sale, encumbrance, refinance or transfer.

(e) ERISA. The Borrower will give notice to the Agent within ten (10) Business Days after the Borrower, Guarantors or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(f) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) The Borrower will and will cause each of the Guarantors and their respective Subsidiaries to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Borrower will preserve and keep in full force all of its rights and franchises and those of the Guarantors and their respective Subsidiaries, the preservation of which is necessary to the conduct of their business. Borrower shall cause REIT to at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and continue to receive REIT Status. Borrower shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by Agent, unless otherwise consented to by the Required Lenders. Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors.

(b) Each of Borrower and Guarantors (i) will cause all of their properties and those of their Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of any Unencumbered Property included in the calculation of Unencumbered Asset Value or would cause a Material Adverse Effect.

§7.7 Insurance. The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and their respective properties in such amounts and against such risks and casualties as are customary for companies of similar size engaged in the same or similar businesses operating in the same or similar locations.

§7.8 Taxes; Liens. The Borrower will, and will cause the Guarantors and their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting property of Borrower, the Guarantors or their respective Subsidiaries, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9 Inspection of Properties and Books. The Borrower will, and will cause the Guarantors and their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, the Guarantors or any of their respective Subsidiaries (subject to the rights of tenants under their leases), to examine the books of account of the Borrower, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for more than one such visit and inspection in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, the Guarantors and their respective Subsidiaries.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of the Guarantors and their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, the Guarantors or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that Borrower shall determine that any investors in Borrower are in violation of such act.

§7.11 Further Assurances. The Borrower will and will cause each of the Guarantors and their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 [Intentionally Omitted.]

§7.13 [Intentionally Omitted.]

§7.14 Business Operations. Borrower will not, and will not permit any Guarantor or Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation, management and development of Data Center Properties or businesses incidental thereto.

§7.15 [Intentionally Omitted.]

§7.16 Ownership of Real Estate. Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of Borrower or REIT in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by Borrower or a Wholly Owned Subsidiary of Borrower; provided, however that Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by §8.3 and may dispose of such interests as permitted by §8.8.

§7.17 Distributions of Income to Borrower. Borrower shall cause all of its Subsidiaries that are not Subsidiary Guarantors (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter, (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices, (c) with respect to Subsidiaries not organized under the laws of a political subdivision of the United States, retention of such funds as are necessary to comply with applicable legal restrictions, to preserve tax status, or otherwise to address currency exchange or other operating business issues as reasonably determined by the Board of REIT, and (d) with respect to any Taxable REIT Subsidiary, retention of such funds as Borrower may reasonably determine to the extent that such distribution could either (i) increase the amount required to be distributed to the REIT’s shareholders for the REIT to either (A) maintain its status as a real estate investment trust under the Code, or (B) reduce the tax liability of the REIT, or (ii) affect the REIT’s ability to satisfy the income tests in Section 856(c) of the Code.

§7.18 Ownership Restrictions. The Borrower covenants and agrees that REIT will at all times own not less than fifty percent (50%) of the economic, voting and beneficial interest in Borrower and shall be the sole general partner of Borrower.

§7.19 Plan Assets. The Borrower will do, or cause to be done, all things necessary to ensure that none of the assets included in the calculation of Unencumbered Asset Value will be deemed to be Plan Assets at any time.

§7.20 [Intentionally Omitted.]

§7.21 REIT Covenants. Borrower shall cause REIT to comply with the following covenants:

(a) REIT will have as its sole business purpose owning ownership interests of Borrower, performing duties as the general partner of Borrower and making equity investments in such operating partnership, and shall not engage in any business other than those described in this §7.21(a) and activities incidental thereto. For clarity, nothing in this §7.21 shall be construed to prevent REIT from maintaining reasonable cash balances.

(b) [Intentionally Omitted.]

(c) [Intentionally Omitted.]

(d) The REIT shall not dissolve, liquidate or otherwise wind-up its business, affairs or assets.

§7.22 Unencumbered Properties.

(a) The Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall at all times satisfy all of the following conditions:

(i) the Eligible Real Estate and equipment used therein shall be owned 100% in fee simple by Borrower or a Subsidiary Guarantor (or, with respect to the assets commonly known as ACC7 and SC1 and 2, by Yak Ventures LLC and Xeres Ventures LLC, respectively, provided that (A) Yak Ventures LLC and Xeres Ventures LLC are Wholly Owned Subsidiaries of Borrower, (B) any Subsidiaries of Borrower owning a direct or indirect interest in Yak Ventures LLC or Xeres Ventures LLC is a Subsidiary Guarantor, and (C) Yak Ventures LLC and Xeres Ventures LLC shall have no Indebtedness other than Indebtedness of the type described in §8.1(a), (b), (c) and (e)). Such Eligible Real Estate and equipment used therein shall be free and clear of all Liens other than the Liens permitted in §8.2(i)(A) and (iv), and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents), but for clarity, excluding (A) any restrictions in the nature of unencumbered asset financial covenants that are calculated with reference to such Eligible Real Estate and (B) asset sale limitations of general applicability under the terms of other Indebtedness that do not apply specifically to such Eligible Real Estate;

(ii)(A) none of the Eligible Real Estate or any equipment used therein shall have any material title, survey, structural or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or finance such property and (B) such Eligible Real Estate shall be in compliance with the representations in §6.20 and the requirements of §8.6;

(iii) If such Real Estate is owned by a Subsidiary Guarantor, or as permitted in §7.22(a)(i), Xeres Ventures LLC or Yak Ventures LLC, the only asset of such Subsidiary shall be the Eligible Real Estate included in the calculation of the Unencumbered Asset Value and related personal property, and, without limiting the ability of such Subsidiary Guarantor (but specifically excluding Xeres Ventures LLC and Yak Ventures LLC) to guaranty Indebtedness otherwise permitted hereunder, such Subsidiary Guarantor shall not be a borrower primary obligor with respect to any other Indebtedness;

(iv) such Eligible Real Estate is managed by Borrower;

(v) prior to inclusion of Real Estate as an Unencumbered Property included in the calculation of the Unencumbered Asset Value, Borrower shall have delivered to Agent a physical description of the Real Estate and current operating statements, an operating and capital expenditure budget for such Real Estate reasonably satisfactory to the Agent, and such other information as Agent may reasonably require to determine the value attributable to such Real Estate for the purposes of §9.1 and compliance with this §7.22;

(vi) if such Unencumbered Property is owned by a Subsidiary Guarantor, or as permitted in §7.22(a)(i), Xeres Ventures LLC or Yak Ventures LLC, Borrower shall directly or indirectly own 100% of all equity interests or other Voting Interests in such Subsidiary Guarantor, Xeres Ventures LLC or Yak Ventures LLC, respectively, any and all intermediate entities shall be Subsidiary Guarantors, and no direct or indirect ownership or other interests or rights in any such Subsidiary Guarantor or in Xeres Ventures LLC or Yak Ventures LLC, shall be subject to any Lien;

(vii) such Real Estate has been designated as an “Unencumbered Asset Property” on Schedule 1.2 hereto or in a Compliance Certificate in accordance with §7.4(c) or delivered pursuant to this §7.22, and in any event has not been removed as an Unencumbered Property included in the calculation of the Unencumbered Asset Value pursuant to §7.22(b), §7.22(c) or §7.22(d); and

(viii) all of the representations and warranties in this Agreement with respect to Unencumbered Properties are true and correct in all material respects, and no Default or Event of Default would exist if such Unencumbered Property is included in the calculation of Unencumbered Asset Value.

(b) In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall be materially damaged or taken by condemnation, then Borrower shall promptly notify the Agent thereof and such property may, at the reasonable determination of Agent, no longer be included in the calculation of the Unencumbered Asset Value unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational (if such property was a Stabilized Property), and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively), or (ii) Agent shall receive evidence reasonably satisfactory to the Agent that the value of such real estate, both at such time and prospectively (after giving consideration to such factors as Agent shall reasonably consider, including, limitation, the availability of insurance proceeds or condemnation awards, and the impact of such casualty or condemnation upon continued occupancy by tenants under their leases) shall not be materially adversely affected (in Agent’s good faith determination) by such damage or condemnation, provided that in the event of a material adverse affect on the value (in Agent’s good faith determination) where some but not all of the leases relating to such Eligible Real Estate may remain in effect after such casualty or condemnation, such property shall continue to be included in the Unencumbered Asset Value subject to Agent having reasonably approved an adjusted valuation of such Eligible Real Estate following receipt from Borrower of a proposed reduced valuation for such Eligible Real Estate (taking into account the reduced leasing of such Eligible Real Estate) together with such other information as Agent may reasonably request in order for Agent to evaluate and approve such proposed valuation for such Eligible Real Estate.

(c) Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Asset Value, such asset shall no longer be included in the calculation of the Unencumbered Asset Value. Within five (5) Business Days after any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Asset Value attributable to such asset. Simultaneously with the delivery of the items required pursuant to this clause (c), the Borrower shall deliver to the Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §9.1.

(d) In addition, the Borrower may voluntarily remove any Unencumbered Properties from the calculation of Unencumbered Asset Value by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, and the identity of the Unencumbered Property being removed, and a calculation of the value attributable to such Unencumbered Property. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.22 and §9.1.

(e) In the event that any Subsidiary of the Borrower that is not a Guarantor owns Real Estate which would otherwise qualify as an Unencumbered Property included in the calculation of Unencumbered Asset Value and the Borrower desires for the same to become an Unencumbered Property included in the calculation of Unencumbered Asset Value, then such property may become an Unencumbered Property included in the calculation of Unencumbered Asset Value but only in the event that:

(i) all of the terms and conditions of §5.2 are satisfied;

(ii) All representations in the Loan Documents herein of the Borrower and the Guarantors and their Subsidiaries shall be true and correct in all material respects with respect to such Subsidiary Guarantor;

(iii) No Default or Event of Default shall exist or might exist in the event that such Subsidiary becomes a Subsidiary Guarantor or acquires such assets; and

(iv) The Real Estate assets acquired or owned by such Subsidiary Guarantor shall qualify as Unencumbered Properties hereunder.

§8. NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit its Subsidiaries or REIT to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) current liabilities of the Borrower or its respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default;

(e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f) subject to the provisions of §9, (i) Secured Debt of the Borrower and its Subsidiaries that is Recourse Indebtedness, provided that the aggregate amount of such Indebtedness shall not exceed twenty-five percent (25%) of Gross Asset Value, and (ii) Secured Debt of the Borrower and its Subsidiaries, provided that the aggregate amount of such Indebtedness shall not exceed forty percent (40%) of Gross Asset Value. Notwithstanding the terms of this §8.1(f), Borrower may exceed such thresholds solely in connection with the refinancing of the indebtedness of Grizzly Ventures LLC to KeyBank and the other lenders pursuant to the Grizzly Credit Agreement secured by the Grizzly Property or of Fox Properties LLC to the lenders under the Fox Credit Agreement secured by the Fox Property to the extent the amount refinanced causes Borrower to exceed such limit solely as a result of Borrower including in such financing all accrued and unpaid interest, premium and fees due and payable under the Grizzly Credit Agreement or the Fox Credit Agreement, as applicable, and reasonable closing fees and costs; and

(g) Subject to the provisions of §9, Unsecured Debt of the Borrower and its Subsidiaries and REIT.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(f) above shall be secured by any asset included in the calculation of the Unencumbered Asset Value or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor owning such an asset as collateral and (ii) REIT shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a)-(e) and (g) above.

§8.2 Restrictions on Liens, Etc. The Borrower will not, and will not permit its Subsidiaries or REIT to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; or (e) pledge, encumber or otherwise transfer as part of a financing transaction any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower and any such Subsidiary of Borrower may create or incur or suffer to be created or incurred or to exist:

(i)(A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets other than the assets included in the calculation of Unencumbered Asset Value in respect of judgments permitted by §8.1(d);

(ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) Liens granted by Borrower or any Subsidiary of Borrower that would not be a Material Subsidiary pursuant to clause (a) of the definition thereof on any asset of such Person securing Indebtedness which is permitted by §8.1(f), provided that none of such assets shall include any asset directly or indirectly included in the calculation of Unencumbered Asset Value, or any direct or indirect right, title, interest, rent, issue, profit, proceed or other asset related thereto, directly or indirectly included in the calculation of the Unencumbered Asset Value (including, without limitation, any asset of, in or relating to a Subsidiary Guarantor which directly or indirectly owns an asset included in the calculation of Unencumbered Asset Value), nor may the granting of such Lien otherwise violate any other provision of this Agreement (including without limitation §7.22 and §8.13); and

(iv)(A) encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or any such Subsidiary is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect, (B) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with deposit institutions provided that such liens, rights or remedies are not security for or otherwise related to Indebtedness, and none of such liens, rights or remedies relate to any asset included in the calculation of Unencumbered Asset Value, and (C) UCC pre-filings in respect of Permitted Liens prior to incurrence of such Permitted Liens; provided that if the Indebtedness to which such pre-filing relates is not promptly closed following such pre-filing, such pre-filed UCC financing statement shall be promptly released.

Notwithstanding anything in this Agreement to the contrary, REIT shall not create or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §8.1(i)(A).

§8.3 Restrictions on Investments. Neither the Borrower will, nor will it permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) Cash Equivalents;

(b) [Intentionally Omitted];

(c) [Intentionally Omitted];

(d) [Intentionally Omitted];

(e) [Intentionally Omitted];

(f) [Intentionally Omitted];

(g) [Intentionally Omitted];

(h) the acquisition of fee interests or long-term ground lease interests by Borrower or its Subsidiaries in (i) Real Estate which is utilized for income-producing Data Center Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purposes and Development Properties to be used for the purposes set forth in §8.3(h)(i);

(i) Investments by Borrower in Wholly Owned Subsidiaries of Borrower;

(j) Investments in Land Assets, provided that the aggregate Investment therein shall not exceed five percent (5%) of Gross Asset Value;

(k) Investments in International Investments, provided that the aggregate Investment therein shall not exceed the lesser of (i) thirty-five percent (35%) of Gross Asset Value or (ii) $1,000,000,000.00;

(l) Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed twenty percent (20%) of Gross Asset Value;

(m) Investments in Development Properties, provided that the aggregate Investment therein shall not exceed the lesser of (i) thirty-five percent (35%) of Gross Asset Value or (ii) $1,000,000,000.00;

(n) Investments in Mortgage Notes, provided that the aggregate Investment therein shall not exceed five percent (5%) of Gross Asset Value; and

(o) Investments (i) in equipment which will be incorporated into the development of Data Center Properties, (ii) with utility companies to bring critical power to Data Center Properties, and (iii) with fiber optic companies to bring fiber optics to Data Center Properties; and

(p) other Investments not otherwise permitted by this §8.3 in an amount not to exceed $1,000,000.00 at any time outstanding.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of Borrower and its Subsidiaries in the Investments described in §8.3(j)-(n) exceed fifty percent (50%) of Gross Asset Value at any time.

For the purposes of this §8.3, the Investment of Borrower or its Subsidiaries in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of their Non-Wholly Owned Subsidiaries’ and Unconsolidated Affiliate’s Investment in Land Assets and Development Properties; plus (ii) such Person’s pro rata share of their Non-Wholly Owned Subsidiaries’ and Consolidated Affiliates’ Investment in Mortgage Notes valued at the lesser of GAAP book value and outstanding principal balance; plus (iii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§8.4 Merger, Consolidation. Borrower will not, nor will Borrower permit REIT or any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of Borrower, (iii) any dissolution of a Subsidiary that owns no assets, (iv) dispositions permitted by §8.8, and (v) a merger of a Person with a Subsidiary of the Borrower (other than a Subsidiary which is a Subsidiary Guarantor that directly or indirectly owns an Unencumbered Asset), so long as (A) in the case of a merger with a Subsidiary of Borrower organized under the laws of a political subdivision of the United States, such Person was organized under the laws of the United States of America or one of its states; (B) if such Subsidiary is a Subsidiary Guarantor, such Subsidiary is the survivor of such merger, and if such Subsidiary is not a Subsidiary Guarantor, the surviving Person is controlled by the Borrower; (C) the Borrower shall have given the Agent at least ten (10) Business Days’ prior written notice of such merger; (D) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called “hostile takeover”; (E) following such merger, the Borrower and its Subsidiaries will continue to be engaged solely in the businesses permitted by §7.14; and (F) such merger, together with all other mergers permitted by this §8.4(v) and consummated in the same fiscal year as such merger, shall not increase the Gross Asset Value by more than fifty percent (50%) of the Gross Asset Value as of the end of the previous fiscal year; provided that no such merger or consolidation shall be permitted in the event that a Default or Event of Default exists immediately before or would exist after giving effect thereto.

§8.5 Sale and Leaseback. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter Borrower, any Guarantor or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6 Compliance with Environmental Laws. None of the Borrower or Guarantors will, nor will it permit any of their Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating large-scale data centers and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, in each case, (i) with respect to any Real Estate other than an Unencumbered Property included in the calculation of Unencumbered Asset Value where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect, and (ii) with respect to any Unencumbered Property included in the calculation of Unencumbered Asset Value where any such use, generation, conduct or other activity has not had and could not reasonably be expected, when taken with other matters covered by §6.20 and this §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower or any Guarantor individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or materially adversely effect the operation of or ability to use such property; provided, that in the case of this clause (ii) such estimated liability or other costs shall be promptly reported to the Agent and deducted in the calculation of Unencumbered Asset Value, and Borrower shall diligently and continuously pursue corrective, remedial and other actions to bring such Unencumbered Property or Properties into compliance with Environmental Laws and to eliminate such liability. The Lenders acknowledge that the existing environmental conditions of the property located in Piscataway, New Jersey, shall not be deemed to violate the provisions of this §8.6 so long as the remediation and monitoring plans currently in place and provided to Agent are continued; provided that any liability, clean-up, remediation, containment, correction or other costs of Borrower or its Subsidiaries with respect to such property shall be included for the purposes of the preceding sentence.

The Borrower shall, and shall cause its Subsidiaries to:

(i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Unencumbered Properties included in the calculation of Unencumbered Asset Value in violation of applicable Environmental Laws; and

(ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Unencumbered Property included in the calculation of Unencumbered Asset Value (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Property by the Borrower or any such Subsidiary), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of such Unencumbered Property in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and its Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency. The Agent may engage its own environmental consultant to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Unencumbered Properties included in the calculation of Unencumbered Asset Value prepared by an environmental consultant as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Unencumbered Property and (ii) whether the use and operation of any such Unencumbered Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Unencumbered Property included in the calculation of Unencumbered Asset Value, or that any of the Unencumbered Property included in the calculation of Unencumbered Asset Value is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Unencumbered Property prepared by an environmental consultant reasonably acceptable to the Agent as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Unencumbered Property and (ii) whether the use and operation of such Unencumbered Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Unencumbered Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Unencumbered Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7 Distributions.

(a) Borrower shall not pay any Distribution to the partners, members or other owners of Borrower, and REIT shall not pay any Distribution to its partners, members or other owners, if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same calendar quarter and the preceding three (3) calendar quarters, would exceed ninety-five percent (95%) of such Person’s Adjusted Funds from Operations for such period; provided that the limitations contained in this §8.7(a) shall not preclude the Borrower and REIT from making Distributions in an amount equal to the amount that would need to be distributed to all of the Borrower’s partners to cause the REIT to receive the minimum distributions required to be distributed to its shareholders under the Code (A) to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent, (B) to avoid the payment of taxes imposed under Code Section 857(b)(1) and 4981 of the Code, and (C) to avoid the a payment of taxes imposed under Section 857(b)(3) of the Code, provided that no Distribution under this clause (C) may be paid if a Default exists or would arise as a result of such Distribution. The foregoing provisions of this §8.7(a) shall not limit the ability of (i) Borrower to retain stock awarded to employees of Borrower pursuant to equity compensation programs in the ordinary course of business in order to pay applicable withholding tax obligations of such employee, or (ii) Borrower to distribute funds to the REIT for the purpose of covering administration and operating expense of the REIT in an amount not to exceed $500,000.00 per calendar year.

(b) In the event that an Event of Default shall have occurred and be continuing, (i) Borrower shall make no Distributions, and REIT shall not pay any Distribution to its partners, members or other owners, other than Distributions in an amount equal to the amount that would need to be distributed to all of the Borrower’s partners to cause the REIT to receive the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c) Notwithstanding the foregoing, at any time when a Change of Control has occurred, an Event of Default under §12.1(a), (b), (h), (i) or (j) shall have occurred and be continuing or the maturity of the Obligations has been accelerated, Borrower shall not, and shall not permit REIT to, make any Distributions whatsoever, directly or indirectly.

§8.8 Asset Sales. Borrower will not, and will not permit its Subsidiaries to, sell, transfer or otherwise dispose of any material asset to a Person that is not a Wholly Owned Subsidiary other than pursuant to a bona fide arm’s length transaction or, with respect to transactions subject to §8.13, as permitted by §8.13. Neither Borrower nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to thirty-five percent (35%) of Gross Asset Value, except (i) as the result of a condemnation or casualty and (ii) for the granting of Permitted Liens. For the purpose of calculating the 35% threshold in the preceding sentence, in the event of any sale, transfer or other disposition of any Real Estate by Borrower or any Subsidiary to any Person which is not a Wholly Owned Subsidiary of Borrower, only the portion of the Real Estate in which Borrower or the transferring Subsidiary does not retain an interest shall be counted toward such threshold. A transfer from Borrower to a Wholly Owned Subsidiary of Borrower or among Wholly Owned Subsidiaries of Borrower shall not count against the thirty-five percent (35%) limit. Notwithstanding the foregoing or any other provision of the Loan Documents, for so long as the Grizzly Credit Agreement is in effect, Grizzly Ventures LLC may sell the Grizzly Property, and/or so long as the Fox Credit Agreement is in effect Fox Properties LLC may sell the Fox Property, for a purchase price conclusively determined in good faith by the board of directors of REIT to be fair market value of such property under the circumstances provided that at least seventy-five percent (75%) of the consideration is cash or the assumption of debt by the buyer and the proceeds are used to repay the principal, interest and other obligations due under the Grizzly Credit Agreement or the Fox Credit Agreement, as applicable, with any excess applied to other secured debt, reinvested in the business or used to offer to repay the Obligations and the Senior Notes.

§8.9 Development. Prior to the Borrower or any of its Subsidiaries commencing any development of any Development Property (which shall include, without limitation, any expenditures for site or infrastructure work or vertical construction but shall not include expenditures for soft costs), Borrower shall deliver to Agent a budget for such Development Property and evidence reasonably satisfactory to Agent of the planned sources of funds to complete such development. The foregoing sentence shall not limit Borrower’s ability to purchase equipment as provided in §8.3(o)(i) in advance of securing full capital for such Development Property and Agent’s approval thereof.

§8.10 Restriction on Prepayment of Indebtedness. Borrower will not, and will not permit its Subsidiaries to, (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence and during the continuance of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1 and proceeds described in the following clause (y); (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale or other disposition of the Real Estate securing such Indebtedness; and (z) the prepayment or retirement of the Indebtedness due under the Grizzly Credit Agreement and the Fox Credit Agreement from the proceeds of the sale of the applicable Real Estate or the refinance of such Indebtedness; and (b) after the occurrence and during the continuance of an Event of Default, modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness.

§8.11 [Intentionally Omitted.]

§8.12 Derivatives Contracts. Neither the Borrower nor any of its Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and, to the extent constituting Indebtedness, permitted pursuant to §8.1.

§8.13 Transactions with Affiliates. Borrower shall not, and shall not permit any Guarantor or any of their respective Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Wholly Owned Subsidiary of Borrower), except (i) transactions set forth on Schedule 6.15 attached hereto, (ii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are substantially no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate (which, in connection with any transaction with a non-Wholly Owned Subsidiary, may take into account any enhancement to the value of the equity owned by a Wholly Owned Subsidiary of Borrower as a result of the transaction), and (iii) Distributions permitted pursuant to §8.7.

§8.14 Equity Pledges. Notwithstanding anything in this Agreement to the contrary, (a) REIT will not create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof, and (b) neither Borrower nor any other Subsidiary will create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable and beneficial interest in any other Subsidiary Guarantor, including, without limitation, any Distributions or right to receive Distributions on account thereof.

§9. FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1 Unencumbered Asset Tests. (a) Borrower will not at any time permit the Consolidated Total Unsecured Debt of the Borrower and its Subsidiaries (including the Loans and Letter of Credit Liabilities) to exceed sixty percent (60%) of the Unencumbered Asset Value.

(b) Borrower will not at any time permit the Unencumbered Property Debt Yield to be less than 12.5%.

§9.2 Consolidated Total Indebtedness to Gross Asset Value. Borrower will not at any time permit Consolidated Total Indebtedness to exceed sixty percent (60%) of Borrower’s Gross Asset Value.

§9.3 Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not at any time permit the ratio of Consolidated EBITDA determined for the most recently ended calendar quarter to Consolidated Fixed Charges for the most recently ended calendar quarter, to be less than 1.70 to 1.00.

§9.4 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Borrower’s Consolidated Tangible Net Worth to be less than the sum of (i) $750,000,000.00, plus (ii) eighty percent (80%) of the sum of (A) any additional Net Offering Proceeds after the date of this Agreement, plus (B) the value of interests in Borrower or interests in REIT issued upon the contribution of assets to Borrower or its Subsidiaries after the date of this Agreement (with such value determined at the time of contribution).

§9.5 Unhedged Variable Rate Debt. The Borrower shall not at any time permit the Unhedged Variable Rate Debt of Borrower and its Subsidiaries to exceed thirty percent (30%) of Gross Asset Value.

§10. CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Unencumbered Properties included in the calculation of Unencumbered Asset Value are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Person, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of Borrower and Guarantors, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from Borrower and Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and Guarantors in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 Performance; No Default. Borrower and Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8 Representations and Warranties. The representations and warranties made by the Borrower and Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10 Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which Borrower has provided financial statements under §6.4 adjusted in the best good faith estimate of Borrower as of the Closing Date.

§10.11 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.12 Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.13 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and no Default or Change of Control or Event of Default shall have occurred and be continuing.

§11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit E hereto fully completed, as applicable.

§12. EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower shall fail to comply with the covenant contained in §9.1 and such failure shall continue for five (5) days after written notice thereof shall have been given to the Borrower by the Agent;

(d) the Borrower shall fail to perform any other term, covenant or agreement contained in §9.2, §9.3, §9.4 or §9.5;

(e) the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(f) any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g) any of the Borrower, the Guarantors or any of their Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or to require the prepayment, purchase or redemption thereof; provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involve singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of $25,000,000.00;

(h) the Borrower, any Guarantor or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, any Guarantor or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for the Borrower, any Guarantor or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $10,000,000.00;

(l) any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or a Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(n) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of the Borrower, any Guarantor or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o) Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of Borrower, any Guarantor or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) the assets included in the calculation of the Unencumbered Asset Value;

(p) any Guarantor denies that it has any liability or obligations under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or cancel the Contribution Agreement or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guaranty or any other Loan Document; or

(q) an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. Upon demand by Agent or the Required Lenders in their absolute and sole discretion after the occurrence of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations. In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence of an Event of Default, Borrower will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Borrower will be released to Borrower.

§12.2 Certain Cure Periods; Limitation of Cure Periods. Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) with respect to the payment of interest or other fees on the Loans in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due, provided that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that the Borrower cures such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to any default consisting of a failure to comply with §7.4(c), §7.14, §7.19, §7.22, §8.1, §8.2, §8.3, §8.4, §8.7, §8.8, §8.9 or §8.14 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

In the event that there shall occur any Default that affects only certain Unencumbered Property included in the calculation of the Unencumbered Asset Value, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Unencumbered Property from the calculation of Borrowing Base Availability and Unencumbered Asset Value and by reducing the outstanding Loans by the amount of the Borrowing Base Availability attributable to such Unencumbered Property, in which event such removal and reduction shall be completed within five (5) Business Days after the earlier of (i) Borrower obtaining knowledge of such Default and (ii) receipt of notice of such Default from the Agent or the Required Lenders.

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrower terminate the obligation to make Loans and issue Letters of Credit to the Borrower. No termination under this §12.3 shall relieve the Borrower of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of Borrower or Guarantors, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any

Agent’s fee payable pursuant to §4.2; (iii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.5(d), §2.7 or §2.10(f) and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans) shall be made among the Lenders pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§13. SETOFF.

Regardless of the adequacy of any collateral, if any, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or any Guarantor and any securities or other property of the Borrower or any Guarantor in the possession of such Lender may, without notice to Borrower or any Guarantor (any such notice being expressly waived by Borrower and Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Person to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from Borrower or any Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14. THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower, Guarantors and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower to the extent provided for in §15.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of the Borrower, the Guarantors or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5 Payments.

(a) A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan, (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii) to perform any other obligation within the time period specified for performance, or if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Agent shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. In addition to the rights and remedies that may be available to the Agent at law and in equity, a Delinquent Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Required Lenders or any matter requiring approval of all of the Lenders, shall be suspended while such Lender is a Delinquent Lender. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower or the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower or the Guarantors as to its desired application of payments. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Lender any amounts to be paid to such Delinquent Lender under this Agreement, (ii) to collect interest from such Lender for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Effective Rate plus one percent (1%), for each day during such period, and (iii) bring an action or suit against such Delinquent Lender in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Lender. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders or as a result of other payments by the Delinquent Lenders to the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. Any such resignation may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender.

Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors within such period. The Required

Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.13 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each

Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.14 Borrower and Guarantors Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or the Guarantors, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower or the Guarantors.

§15. EXPENSES.

The Borrower agrees to pay, without duplication, (a) the reasonable and documented out-of-pocket costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income, and franchise or other similar taxes imposed in lieu thereof), including any taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all environmental reviews and the reasonable and documented out-of-pocket fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication of the Loans, (e) all other reasonable and documented out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the making of each advance hereunder, and the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including reasonable and documented out-of-pocket fees and costs of appraisers, attorneys, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors (provided that any attorneys fees and costs pursuant to this clause (f) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (g) all reasonable and documented out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches or title searches, (h) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents, and (i) all reasonable and documented out-of-pocket expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16. INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Properties or the Loans, (b) any condition of the Unencumbered Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the Guarantors or any of their respective Subsidiaries, (e) the Borrower and Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Properties or any other Real Estate, (g) with respect to the Borrower and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17. SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18. ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to its Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, Borrower, any Guarantor or REIT, (e) such assignee shall have a net worth as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Borrower, and (g) such assignee shall be subject to the terms of any intercreditor agreement among the Lenders and the Agent. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower, any Guarantor and REIT.

§18.2 Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower, any Guarantor or REIT; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release Borrower or any Guarantor (except as otherwise permitted under this Agreement). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7 Disclosure. Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Borrower that has been identified in writing as confidential by it, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law, rule, regulation or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Amendments to Loan Documents. Upon any such assignment or participation, the Borrower shall (and shall cause the Guarantors to), upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§18.9 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.10 Mandatory Assignment. In the event Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) days after Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its entire Commitment. The Agent shall promptly (but in any event, no later than three (3) Business Days after receipt of such notice from Borrower) notify the remaining Lenders (each such notice, the “Lender Offer Notice”) that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment within ten (10) Business Days of receipt of the Lender Offer Notice, then the Borrower may endeavor to find a new Lender or Lenders to acquire such remaining Commitment, such Lender or Lenders to be subject to the approval of Agent and Issuing Lender, such approval not to be unreasonably withheld. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note. Notwithstanding anything in this §18.10 to the contrary, any Lender or other Lender assignee acquiring some or all of the assigned Commitment of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver. The purchase price to be paid by the acquiring Lenders for the Non-Consenting Lender’s Commitment shall equal the principal owed to such Non-Consenting Lender, and the Borrower shall pay to such Non-Consenting Lender in addition thereto and as a condition to such sale any and all other amounts outstanding and owed by Borrower to the Non-Consenting Lender hereunder or under any of the other Loan Documents, including all accrued and unpaid interest or fees which would be owed to such Non-Consenting Lender hereunder or under any of the other Loan Documents if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment. No registration fee under §18.2 shall be required in connection with such assignment.

§19. NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association

800 Superior

Cleveland, Ohio 44114-1306

Attn: Real Estate Capital Services

With a copy to:

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114-1306

Attn: Mr. John C. Scott

Telecopy No.: (216) 689-4997

and

McKenna Long & Aldridge LLP

Suite 5300

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Attn: William F. Timmons, Esq.

Telecopy No.: (404) 527-4198

If to the Borrower:

DuPont Fabros Technology, L.P.

1212 New York Avenue, N.W.

Suite 900

Washington, DC 20005

Attn: General Counsel

Telecopy No.: (202) 728-0220

With a copy to:

Hogan & Hartson LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

Attn: Stuart A. Barr, Esq.

Telecopy No.: (202) 637-5910

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20. RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND

ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF BORROWER EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.

§22. HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23. COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24. ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES

OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26. DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of Borrower or any Guarantor except as otherwise provided in this Agreement; (i) an amendment of the definition of Required Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrower or Guarantors shall entitle the Borrower or Guarantors to other or further notice or demand in similar or other circumstances.

§28. SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29. TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

§30. NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31. REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32. NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of their Subsidiaries of any development or the absence therefrom of defects.

§33. PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

[continued on next page]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

DUPONT FABROS TECHNOLOGY, L.P.,
a Maryland limited partnership

By:	Dupont Fabros Technology, Inc.,
a Maryland corporation,
its sole General Partner

	By:	/s/ Hossein Fateh
Hossein Fateh, Chief Executive Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION,
individually and as Agent

By:	/s/ Eric Hafertepen
Name:	Eric Hafertepen
Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

RAYMOND JAMES BANK, FSB

By:	/s/ Thomas G. Scott
Name:	Thomas G. Scott
Title:	Senior Vice President

Address:

Raymond James Bank, FSB
710 Carillon Parkway
St. Petersburg, Florida 33716
Attention: Thomas G. Scott

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ROYAL BANK OF CANADA

By:	/s/ Dan LePage
Name:	Dan LePage
Title:	Authorized Signatory

Address:

Royal Bank of Canada
One Liberty Plaza, 3rd Floor
165 Broadway
New York, New York 10006-1404
Attention: Dan LePage

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

MIHI LLC

By:	/s/ Tim Bishop
Tim Bishop, President

By:	/s/ Amanda Reed
Amanda Reed, Secretary

Address:

MIHI LLC
c/o Macquarie Capital (USA) Inc.
125 W 55th Street, L26
New York New York 10019
Attention: Andrew Underwood

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BANK OF AMERICA, N.A.

By:	/s/ Michael W. Edwards
Name:	Michael W. Edwards
Title:	Senior Vice President

Address:

Bank of America, N.A.
231 South LaSalle Street
10th Floor Chicago, Illinois 60604 Attention: Zena Diggs

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$	, 2010

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                               (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of May 6, 2010, as from time to time in effect, among DuPont Fabros Technology, L.P., KeyBank National Association, for itself and as Agent, and such other Lenders, including Payee, as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of              ($            ), or, if less, such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until

A-1

payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

DUPONT FABROS TECHNOLOGY, L.P.,
a Maryland limited partnership

By:	Dupont Fabros Technology, Inc.,
a Maryland corporation,
its sole General Partner

By:
Hossein Fateh, Chief Executive Officer

A-2

EXHIBIT B

FORM OF SWING LOAN NOTE

$25,000,000.00	, 2010

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to KEYBANK NATIONAL ASSOCIATION (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of May 6, 2010, as from time to time in effect, among DuPont Fabros Technology, L.P., KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of Twenty-Five Million and No/100 Dollars ($25,000,000.00), or, if less, such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is the Swing Loan Note evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the

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period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

DUPONT FABROS TECHNOLOGY, L.P.,
a Maryland limited partnership

By:	Dupont Fabros Technology, Inc.,
a Maryland corporation,
its sole General Partner

By:
Hossein Fateh, Chief Executive Officer

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EXHIBIT C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of             , 20    , by                                         , a                                  (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.2 of the Credit Agreement dated as of May 6, 2010, as from time to time in effect (the “Credit Agreement”), among DuPont Fabros Technology, L.P. (the “Borrower”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.2 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Guaranty and the Contribution Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Guaranty, and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Subsidiary Guarantor” under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor and a Guarantor under the Guaranty, the other Loan Documents and the Contribution Agreement.

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement and are attached hereto as Schedule A), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantor are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement and the other Loan Documents heretofore delivered to the

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Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty, the Contribution Agreement and the other Loan Documents to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7. The effective date (the “Effective Date”) of this Joinder Agreement is             , 20    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

__________________________________________________, a
___________________________

By:
Name:
Title:
[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:
[Printed Name and Title]

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EXHIBIT D

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent

800 Superior

Cleveland, Ohio 44114-1306

Attn: Vicky Heineck

Ladies and Gentlemen:

Pursuant to the provisions of [§2.5(c)] [§2.7] of the Credit Agreement dated as of May 6, 2010 (as the same may hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DuPont Fabros Technology, L.P. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1. Revolving Credit Loan. The undersigned Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.5] of the Credit Agreement:

Principal Amount: $

Type (LIBOR Rate, Base Rate):

Drawdown Date:

Interest Period for LIBOR Rate Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office or to the account specified by Borrower on Schedule A hereto pursuant to the wiring instructions set forth on Schedule A.

[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:                    ]

2. Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3. No Default. The undersigned chief financial officer or chief accounting officer of Borrower (or of the REIT) certifies in his capacity as an officer of Borrower or REIT, as applicable, and not individually, that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Compliance Certificate setting forth a calculation of the Borrowing Base Availability after giving effect to the Loan requested hereby.

4. Representations True. The undersigned chief financial officer or chief accounting officer of Borrower (or of the REIT) certifies in his capacity as an officer of Borrower or REIT, as applicable, and not individually, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or

D-1

instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5. Other Conditions. The undersigned chief financial officer or chief accounting officer of Borrower or of REIT, as applicable, certifies, represents and agrees in his capacity as an officer of Borrower or REIT, as applicable, and not individually, that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied.

6. Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this              day of             , 200    .

DUPONT FABROS TECHNOLOGY, L.P.,
a Maryland limited partnership

By:	Dupont Fabros Technology, Inc.,
a Maryland corporation,
its sole General Partner

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association, as Agent and Issuing Lender

1675 Broadway, Suite 400

Denver, Colorado 80202

Attn: Cheryl Van Klompenberg

Re:	Letter of Credit Request under Credit Agreement dated as of May 6, 2010

Ladies and Gentlemen:

Pursuant to §2.10 of the Credit Agreement dated as of May 6, 2010 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among you, certain other Lenders, DuPont Fabros Technology, L.P. (“Borrower”), we hereby request that you issue a Letter of Credit as follows:

(i)	Name and address of beneficiary:

(ii)	Face amount: $

(iii)	Proposed Issuance Date:

(iv)	Proposed Expiration Date:

(v)	Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)	Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The undersigned chief financial officer or chief accounting officer of Borrower (or of the REIT) certifies in his capacity as an officer of Borrower or REIT, as applicable, and not individually, that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Compliance Certificate setting forth a calculation of the Borrowing Base Availability after giving effect to the Letter of Credit requested hereby.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee, fronting fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

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The undersigned chief financial officer or chief accounting officer of Borrower (or of REIT) certifies, represents and agrees in his capacity as an officer of Borrower or REIT, as applicable, and not individually, that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

Very truly yours,

DUPONT FABROS TECHNOLOGY, L.P.,
a Maryland limited partnership

By:	Dupont Fabros Technology, Inc.,
a Maryland corporation,
its sole General Partner

By:
Name:
Title:

E-2

EXHIBIT F

[RESERVED]

F-1

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-1306

Attn: John Scott

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May 6, 2010 (as the same may hereafter be amended, supplemented or modified from time to time, the “Credit Agreement”) by and among DuPont Fabros Technology, L.P. (‘Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, Borrower is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of REIT for the fiscal period ended                      (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of REIT and its Subsidiaries at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.11(d), §5.2(b), §7.4(c), §7.5(d), §7.22(c), §7.22(d), §10.10 or §11.3 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of REIT as of the Balance Sheet Date adjusted in the best good faith estimate of REIT to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Borrower of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer or chief accounting officer of REIT.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of the existence as of the date hereof of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this      day of             , 20    .

DUPONT FABROS TECHNOLOGY, INC.,
a Maryland corporation

By:

Name:

Title:

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET

GROSS ASSET VALUE

A.	Capitalized Value of Stabilized Properties	$

B.	Book Value of Development Properties, until the earlier of (x) the date the Capitalized Value of such Real Estate exceeds its book value, and (y) 24 months following completion:	$

C.	Book Value of Land Assets:	$

D.	Aggregate of Unrestricted Cash and Cash Equivalents:	$

E.	Value of Mortgage Notes (at lesser of outstanding principal balance and book value)	$

F.	Pro rata share of Gross Asset Value attributable to such assets owned by Unconsolidated Affiliates:	$

	Gross Assets Value equals sum of A plus B plus C plus D plus E plus F	$

DuPont Fabros Technology, LP

Line of Credit Covenants

March 31, 2010

§ 9.1(a) Unencumbered Assets Tests

Unsecured Debt
Unsecured Notes
Line of Credit

Total Unsecured Debt					$—

Unencumbered Asset Value*:

i. Net Operating Income of Unencumbered, Stabilized Assets, capitalized at 9%

	Quarter NOI	Quarter Annualized

ACC2		$—	9%	$—
ACC3		—	9%	—
VA3		—	9%	—
VA4		—	9%	—

Total	$—	$—			$—

ii. Book Value of Development Properties

CH1 Phase I
NJ1 Phase I
SC1 Phase I

Total Book Value of Development Properties					$—

iii. Aggregate of Unrestricted Cash and Cash Equivalents:

iv. Book Value of Land Assets:
ACC7
CH1 Phase II
NJ1 Phase II
SC1 Phase II
SC2 Phase I/II

Total Book Value of Land Assets					$—

Unencumbered Asset Value, sum of (i) through (iv)

					$—

Consolidated Total Unsecured Debt to Unencumbered Asset Value

§ 9.1(a) Consolidated Total Unsecured Debt to Unencumbered Asset Value not to exceed 60%

*	None of the Unencumbered Properties included in Unencumbered Asset Value are subject to environmental conditions (as described in Section 8.6 of the Credit Agreement) or casualty and condemnation (as described in Section 7.22 of the Credit Agreement).

DuPont Fabros Technology, LP

Line of Credit Covenants

March 31, 2010

§ 9.1(b) Unencumbered Property Debt Yield not less than 12.5%

Consolidated Total Adjusted Unsecured Debt
Unsecured Notes
Line of Credit
Unrestricted Cash and Cash Equivalents

Consolidated Total Adjusted Unsecured Debt			$—

Net Operating Income from Unencumbered Properties, annualized i. Net Operating Income of all Unencumbered Properties

	Quarter NOI	Quarter Annualized
ACC2		$—
ACC3		—
VA3		—
VA4		—
CH1		—
NJ1		—
SC1/2		—
ACC7		—

Total	$—		$—

Consolidated Total Unsecured Debt to Unencumbered Asset Value

§ 9.1(b) Unencumbered Property Debt Yield not less than 12.5%

DuPont Fabros Technology, LP

Line of Credit Covenants

March 31, 2010

§ 9.2 Consolidated Total Indebtedness to Gross Asset Value

Consolidated Total Indebtedness
Unsecured Notes
Line of Credit
ACC4 Term Loan
ACC5 Loan

Consolidated Total Indebtedness					$—

Gross Asset Value: i. Net Operating Income of Stabilized Assets, capitalized at 9%

	Quarter NOI	Quarter Annualized
ACC2		$—	9%	$—
ACC3		—	9%	—
ACC4		—	9%	—
ACC5 Phase I		—	9%	—
VA3		—	9%	—
VA4		—	9%	—

Total	$—	$—			$—

ii. Book Value of Development Properties
ACC5 Phase II
CH1 Phase I
NJ1 Phase I
SC1 Phase I

Total Book Value of Development Properties					$—

iii. Aggregate of Unrestricted Cash and Cash Equivalents:

iv. Book Value of Land Assets:
ACC6
ACC7
CH1 Phase II
NJ1 Phase II
SC1 Phase II
SC2 Phase I/II

Total Book Value of Land Assets					$—

v. Mortgage Notes at lesser of GAAP book value and principal balance					$—

Gross Asset Value, sum of (i) through (iv)					$—

Consolidated Total Indebtedness to Gross Asset Value

§ 9.2 Consolidated Total Indebtedness to Gross Asset Value not to exceed 60%

DuPont Fabros Technology, LP

Line of Credit Covenants M arch 31, 2010

§ 9.3 Consolidated EBITDA to Consolidated Fixed Charges

Consolidated EBITDA:
Operating income
Addback: Depreciation and amortization
Addback: Non-cash stock compensation

Quarterly EBITDA	—

Quarter annualized	$—

Consolidated EBITDA		$—

Consolidated Fixed Charges
a) Consolidated Interest Expense:
Interest expensed
Interest capitalized

Consolidated Interest Expense	—
b) Regular principal repayments
c) Preferred distributions

—

Quarterly amount multiplied by 4		$—

Consolidated EBITDA to Consolidated Fixed Charges

§ 9.3 Consolidated EBITDA to Consolidated Fixed Charges not less than 1.70

DuPont Fabros Technology, LP

Line of Credit Covenants

March 31, 2010

§ 9.4 Minimum Consolidated Tangible Net Worth

Gross Asset Value	$—

Less: Consolidated Total Indebtedness

Consolidated Tangible Net Worth	$—

Sum of:
(i) $750,000,000.00, plus
(ii) 80% of:
Additional Net Offering Proceeds after the dateof the Line of Credit agreement

$—

§ 9.4 Minimum Consolidated Tangible Net Worth not less than threshold

DuPont Fabros Technology, LP

Line of Credit Covenants

March 31, 2010

§ 9.5 Unhedged Variable Rate Debt

Unhedged Variable Debt:

ACC4 Term Loan
ACC5 Term Loan
Line of Credit

Secured/Recourse/Unhedged Debt	$—

Gross Asset Value	$—

Unhedged Variable Rate Debt to Gross Asset Value

Unhedged Variable Rate Debt to Gross Asset Value may not exceed 30%

DuPont Fabros Technology, LP

Line of Credit Covenants

March 31, 2010

§8.1(f) Restrictions on Indebtedness

(i) & (ii) Recourse/Secured Indebtedness

ACC4 Term Loan
ACC5 Term Loan

Recourse/Secured Indebtedness	$—

(i) 25% of Gross Asset Value	$—

Recourse Indebtedness cannot exceed 25% of Gross Asset Value

(i) 40% of Gross Asset Value	$—

Secured Debt cannot exceed 40%of Gross Asset Value

DuPont Fabros Technology, LP

Line of Credit Covenants

March 31, 2010

§8.3 Permitted Investments

(j) Investment in Land Assets

5% of Gross Asset Value	$—

Land Assets:
ACC6
ACC7
SC2 Phase I/II

Land Assets	$—

Investments in Land Assets cannot exceed 5% of Gross Asset Value

(k) Investments in International Investments cannot exceed 35% of Gross Asset Value or $1,000,000,000.00

(l) Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates cannot exceed 20% of Gross Asset Value

(m) Investments in Development Properties

35% of Gross Asset Value	$—

Development Properties:
ACC5 Phase II
CH1 Phase I
NJ1 Phase I
SC1 Phase I

Development Properties	$—

Investments in Development Properties cannot exceed 35% of Gross Asset Value or $1,000,000,000.00
(n) Investments in Mortgage Notes cannot exceed 5% of Gross Asset Value

50% of Gross Asset Value	$—

Aggregate value of investments described in §8.3(j)-(n)	$—

Aggregate value of investments described in §8.3(j)-(n) cannot exceed 50% of Gross Asset Value

DuPont Fabros Technology, LP

Line of Credit Covenants

March 31, 2010

§ 8.7 Distributions

	2Q09	3Q09	4Q09	1Q10	LTM
Net Income					$—
Real estate depreciation and amortization					—
Less: PP&E depreciation					—

FFO	—	—	—	—	—

Straight-line revenue					—
Amortization of lease contracts above and below market value					—
Loss on discontinuance of cash flow hedge					—
Loss on early extinguishment of debt					—
Compensation paid with Company common shares					—

AFFO	$—	$—	$—	$—	$—

95% of AFFO	$—	$—	$—	$—	$—

Cash Dividends Paid					$—

Percentage of Cash Dividends Paid to AFFO

Distributions shall not exceed 95% of AFFO

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     , by and between                     (“Assignor”), and                      (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Credit Agreement, dated May 6, 2010, by and among DUPONT FABROS TECHNOLOGY, L.P. (“Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended, supplemented or modified from time to time, the “Loan Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee a Commitment under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Definitions. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, [all/a] portion of its Revolving Credit Note in the amount of $         representing a $         Commitment, and a          percent (        %) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

(b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement and the “Intercreditor Agreement” (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3. Representations and Requests of Assignor.

(a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Revolving Credit Note is $         and the aggregate outstanding principal balance of the Revolving Credit Loans made by it equals $        , and (iii) that it has forwarded to the Agent the Revolving Credit Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b) Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents and any intercreditor agreement among the Lenders and the Agent (the “Intercreditor Agreement”); (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower, any Guarantor or REIT, (g) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) Assignee has a net worth as of the date hereof of not less than $100,000,000.00 unless waived in writing by Borrower and Agent as required by the Credit Agreement. Assignee agrees that Borrower may rely on the representation contained in Section 4(h).

5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $         representing the aggregate principal amount outstanding of the Revolving Credit Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.

7. Effectiveness.

(a) The effective date for this Agreement shall be                      (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement and the Intercreditor Agreement.

(c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8. Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:____________________
Facsimile:________________

Domestic Lending Office: Same as above

Eurodollar Lending Office: Same as above

9. Payment Instructions. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.

10. Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement and the Intercreditor Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

CONSENTED TO BY:[1]

DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership

By:	Dupont Fabros Technology, Inc.,
a Maryland corporation,
its sole General Partner

By:
Name:
Title:

[1]	Insert to extent required by Credit Agreement.

EXHIBIT I

FORM OF LETTER OF CREDIT APPLICATION

I-1

KeyBank National Association

Application and Agreement for Irrevocable Standby Letter of Credit

To: International Standby Services Group 4910 Tiedeman, 4th floor Brooklyn, Ohio 44144 Mailcode: OH-01-51-0435 Fax Number: (216) 813-3719	Date:
Please issue your Irrevocable Letter of Credit and notify the Beneficiary by: ☐ Mail ☐ Swift/Telex ☐ Courier

Beneficiary: (show full name & complete street address)		Applicant: (show full name & complete street address)

Expiration Date:		Dollar Amount (USD): $
☐ Automatic Extension Clause	Days Notice:	(Amount in words):
☐ Ultimate Expiration Date:

Available by Drafts at sight drawn on you and accompanied by the following documents:
☐	1.

Beneficiary’s statement purportedly signed by an authorized individual of (Beneficiary) certifying “The Principal, (Applicant), has not performed or fulfilled all the undertakings, covenants and conditions in accordance with the terms of the agreement dated                      between (Applicant) and (Beneficiary)”.

☐	2.

Beneficiary’s statement purportedly signed by an authorized individual or (Beneficiary) certifying “We hereby certify that invoices under sales agreement between (Applicant) and (Beneficiary) have been submitted for payment and said invoices are past due and payable”.

☐	3.

Beneficiary’s statement purportedly signed by an authorized individual of (Beneficiary) certifying “We hereby certify that (Applicant) has failed to honor their contractual agreement dated              between (Applicant) and (Beneficiary) and that payment has not been made and is              past due.

☐	4.

Beneficiary’s statement purportedly signed by one of its authorized individuals certifying that                  (Applicant) was the successful bidder under the Tender No.          dated              for supply of              and that

                 (Applicant) has withdrawn their bid or failed to enter into contract.

☐	5.	Beneficiary’s statement, purportedly signed by an authorized individual reading: (Please indicate below the wording which is to appear in the statement to be presented.)

☐	6.	No statement or document by the beneficiary other than a draft is required to be presented under this L/C.

Partial Drawings:	☐ Permitted	☐ Not Permitted	Charges for:	☐ Beneficiary	☐ Applicant

Special instructions or conditions:

The opening of this credit is governed by the terms and conditions as set forth in the credit agreement. Furthermore, the applicant shall include revisions of the terminology set forth above as you deem necessary. I/we hereby agree to the terms and conditions, convenants, and agreements above.

This application and agreement are subject to the current uniform customs and practice for documentary credits fixed the International Chamber of Commerce and to the terms and conditions set forth in the Reimbursement Agreement.

(Customer’s Signature)	(Customer’s Bank Sign Here – if other than KeyBank National Association)	Date:

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: John C. Scott Telephone: (216) 689-5986 Facsimile: (216) 689-4997	$35,000,000.00	41.18%

LIBOR Lending Office Same as Above

Royal Bank of Canada One Liberty Plaza, 3rd Floor, 165 Broadway New York, New York 10006-1404 Attention: Dan LePage Telephone: (212) 428-6605 Facsimile: (212) 428-6459	$17,500,000.00	20.59%

LIBOR Lending Office Same as Above

MIHI LLC c/o Macquarie Capital (USA) Inc. 125 W. 55th Street, L26 New York, New York 10019 Attention: Andrew Underwood Telephone: (212) 231-1728 Facsimile: (212) 231-1717	$12,500,000.00	14.71%

LIBOR Lending Office Same as Above

Bank of America, N.A. 231 S. LaSalle Street, 10th Floor Chicago, Illinois 60604 Attention: Zena Diggs Telephone: (312) 828-9041 Facsimile: (312) 537-6740	$10,000,000.00	11.76%

LIBOR Lending Office Same as Above

Raymond James Bank, FSB 710 Carillon Parkway St. Petersburg, Florida 33716 Attention: Thomas G. Scott Telephone: (727) 567-4196 Facsimile: (866) 205-1396	$10,000,000.00	11.76%

LIBOR Lending Office Same as Above

TOTAL	$85,000,000.00	100%

Schedule 1.1 – Page 1

SCHEDULE 1.2

INITIAL UNENCUMBERED PROPERTIES

1.	Data Center Facility known as ACC2, located at 44490 Chilum Place, Ashburn, Virginia, and owned by Rhino Equity LLC;

2.	Data Center Facility known as ACC3, located at 45520 Hastings Drive, Ashburn, Virginia, and owned by Quill Equity LLC;

3.	Data Center Facility known as CH1, located at 2200 Busse Road, Elk Grove Village, Illinois, and owned by Tarantula Ventures LLC;

4.	Data Center Facility known as NJ1, located at 101 Possumtown Road, Piscataway, New Jersey, and owned by Whale Ventures LLC;

5.	Data Center Facility known as VA3, located at 1780 Business Center Drive, Reston, Virginia, and owned by Lemur Properties LLC; and

6.	Data Center Facility known as VA4, located at 8217 Linton Hall Road, Gainesville, Virginia, and owned by Porpoise Ventures LLC.

7.	Data Center Facility known as SC1 and SC2, located at 555 Reed Street, Santa Clara, California, and owned by Xeres Ventures LLC.

8.	Data Center Facility known as ACC7, located at 21362 Smith Switch Road, Ashburn, Virginia, and owned by Yak Ventures LLC.

Schedule 1.2 – Page 1

SCHEDULE 6.3

LIST OF ALL ENCUMBRANCES ON ASSETS

1. Term loan that is evidenced by the Grizzly Credit Agreement. Such term loan is secured by the Grizzly Property, which property collateral is more particularly described in the Grizzly Credit Agreement.

2. Term loan that is evidenced by the Fox Credit Agreement. Such term loan is secured by the Fox Property, which property collateral is more particularly described in the Fox Credit Agreement.

Schedule 6.3 – Page 1

SCHEDULE 6.5

NO MATERIAL CHANGES

None.

Schedule 6.5 – Page 1

SCHEDULE 6.7

PENDING LITIGATION

None.

Schedule 6.7 – Page 1

SCHEDULE 6.15

CERTAIN TRANSACTIONS

None.

Schedule 6.15 – Page 1

SCHEDULE 6.20(c)

ENVIRONMENTAL RELEASES

At the property located in Piscataway, New Jersey, and owned by Whale Ventures LLC (a Subsidiary of Guarantor), there exist certain environmental conditions which have been previously disclosed to Agent. Currently, there are remediation and monitoring plans in place at the property, which plans have been provided to Agent, and with which Whale Ventures LLC is required to comply. Notwithstanding the foregoing, there is no indication that these environmental conditions will have a Material Adverse Effect.

Schedule 6.20(c) – Page 1

SCHEDULE 6.20(d)

REQUIRED ENVIRONMENTAL ACTIONS

None.

Schedule 6.20(d) – Page 1

SCHEDULE 6.21(a)

SUBSIDIARIES OF GUARANTOR

Name of Entity	Jurisdiction of Formation	Direct and Indirect Ownership Interests

DuPont Fabros Technology, L.P.	Maryland	100% owned by REIT

Rhino Equity LLC	Delaware	100% owned by Borrower

Quill Equity LLC	Delaware	100% owned by Borrower

Porpoise Ventures LLC	Delaware	100% owned by Borrower

Lemur Properties LLC	Delaware	100% owned by Borrower

Fox Properties LLC	Delaware	100% owned by Borrower

Tarantula Interests LLC	Delaware	100% owned by Borrower

Tarantula Ventures LLC	Delaware	100% owned by Tarantula Interests LLC

Grizzly Equity LLC	Delaware	100% owned by Borrower

Grizzly Ventures LLC	Delaware	100% owned by Grizzly Equity LLC

Whale Holdings LLC	Delaware	100% owned by Borrower

Whale Interests LLC	Delaware	100% owned by Whale Holdings LLC

Whale Ventures LLC	Delaware	100% owned by Whale Interests LLC

Yak Management LLC	Delaware	100% owned by Borrower

Yak Interests LLC	Delaware	100% owned by Yak Management LLC

Yak Ventures LLC	Delaware	100% owned by Yak Interests LLC

Xeres Management LLC	Delaware	100% owned by Borrower

Xeres Interests LLC	Delaware	100% owned by Xeres Management LLC

Xeres Ventures LLC	Delaware	100% owned by Xeres Interests LLC

DFD Technical Services TRS, LLC	Delaware	100% owned by Borrower

DF Property Management LLC	Delaware	100% owned by Borrower

DF Holdings I LLC	Delaware	100% owned by Borrower

Schedule 6.21(a) – Page 1

SCHEDULE 6.21(b)

UNCONSOLIDATED AFFILIATES OF REIT AND ITS SUBSIDIARIES

None.

Schedule 6.21(b) – Page 1

SCHEDULE 6.25

MATERIAL LOAN AGREEMENTS

Borrower:

Senior Notes due 2017

•	Indenture, dated December 16, 2009, by and among Borrower, REIT, certain of its subsidiaries and U.S. Bank National Association

•	Registration Rights Agreement, dated December 16, 2009, by and among Borrower, REIT, certain of its subsidiaries and Jefferies & Company, Inc.

Guarantor:

1. KeyBank ACC4 Loan

•	Grizzly Credit Agreement;

•	Term Note made as of October 24, 2008 by Grizzly Ventures LLC (“Grizzly”) in favor of Lake Forest Bank and Trust Company;

•	Term Note made as of October 24, 2008 by Grizzly in favor of Caterpillar Financial Services Corporation;

•	Term Note made as of October 24, 2008 by Grizzly in favor of UBS Loan Finance LLC;

•	Indemnity Agreement Regarding Hazardous Materials made as of October 24, 2008 by Grizzly and Borrower in favor of the lenders;

•	Guaranty made as of October 24, 2008 by Borrower in favor of the lenders; and

•	Indemnity and Guaranty Agreement made as of October 24, 2008 by Borrower in favor of the lenders.

•	Replacement Term Note made as of February 10, 2009 by Grizzly in favor of KeyBank National Association;

•	Term Note made as of February 10, 2009 by Grizzly in favor of TD Bank, National Association;

•	Term Note made as of February 10, 2009 by Grizzly in favor of National City Bank;

•	Term Note made as of February 10, 2009 by Grizzly in favor of Sovereign Bank;

•	Term Note made as of February 10, 2009 by Grizzly in favor of Raymond James, FSB;

•	Term Note made as of February 10, 2009 by Grizzly in favor of Mercantile Bank;

Schedule 6.25 – Page 1

•	Term Note made as of February 10, 2009 by Grizzly in favor of Tristate Capital Bank;

•	Contribution Agreement dated as of February 10, 2009 by and among Grizzly, Borrower and Tarantula Ventures LLC (“Tarantula”);

•	Indemnity Agreement Regarding Hazardous Materials made as of February 10, 2009 by Borrower and Tarantula in favor of the additional lenders; and

•	Indemnity and Guaranty Agreement made as of February 10, 2009 by Borrower in favor of the additional lenders.

2. TD ACC5 Loan

•	Fox Credit Agreement;

•	Note made as of December 2, 2009 by Fox Properties LLC (“Fox”) in favor of TD Bank, National Association;

•	Note made as of December 2, 2009 by Fox in favor of Barclays Bank PLC;

•	Note made as of December 2, 2009 by Fox in favor of Jefferies Group, Inc.;

•	Note made as of December 2, 2009 by Fox in favor of Royal Bank of Canada;

•	Note made as of December 2, 2009 by Fox in favor of Macquarie Bank Limited;

•	Note made as of December 2, 2009 by Fox in favor of MIHI LLC;

•	Guaranty made as of December 2, 2009 by Borrower in favor of the lenders;

•	Indemnity and Guaranty Agreement made as of December 2, 2009 by Borrower in favor of the lenders;

•	Indemnity Agreement Regarding Hazardous Materials made as of December 2, 2009 by Borrower in favor of the lenders;

Schedule 1.2 – Page 2